UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

TEMPUR-PEDIC INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒     No fee required.
☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2011 PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

The 2011 Annual Meeting of Stockholders of Tempur-Pedic International Inc.
will be held at the offices of Bingham McCutchen LLP, 13th Floor,
One Federal St., Boston, MA 02110
April 26, 2011 at 10:00 A.M.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Important Notice Regarding Availability of Proxy Materials:

The 2011 Proxy Statement and 2010 Annual Report are available at www.proxyvote.com.

    Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the proxy card enclosed with the paper copy of your voting materials at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you want to do so, as your vote by proxy is revocable at your option.

    Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Or, if you prefer, you can vote by mail by returning the enclosed proxy card in the addressed, prepaid envelope provided.

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
http://www.proxyvote.com 24 hours a day/7 days a week Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	1-800-690-6903 toll-free 24 hours a day/7 days a week Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	Sign and date the proxy card and return it in the enclosed postage- paid envelope.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Annual Report on Form 10-K and Proxy Statement at http://www.proxyvote.com.

March 16, 2011

To our Stockholders:

    I am pleased to invite you to attend the annual meeting of stockholders of Tempur-Pedic International Inc. to be held on Tuesday, April 26, 2011 at 10 a.m., local time, at the offices of Bingham McCutchen LLP, 13th Floor, One Federal Street, Boston, Massachusetts.

    Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and Proxy Statement.

    We are mailing to many of our stockholders a Notice of Availability of Proxy Materials instead of a paper copy of this Proxy Statement, our 2010 Annual Report on Form 10-K and proxy card, as permitted by the rules of the Securities and Exchange Commission. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how each stockholder can receive a paper copy of our proxy materials, including this Proxy Statement, our 2010 Annual Report on Form 10-K and a form of proxy card or voting instruction card. All stockholders who do not receive this Notice will receive a paper copy of the proxy materials by mail. We believe that this process conserves natural resources and reduces the costs of printing and distributing our proxy materials.

    Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend in person.

    Thank you for your ongoing support of and continued interest in Tempur-Pedic International.

Sincerely,

MARK SARVARY
President, Chief Executive Officer and Director

2011 ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, APRIL 26, 2011
10:00 A.M.

NOTICE OF MEETING AND PROXY STATEMENT

YOUR VOTE IS IMPORTANT

    Tempur-Pedic International Inc. (Company) will hold its 2011 Annual Meeting of Stockholders at the offices of Bingham McCutchen LLP, 13th Floor, One Federal Street, Boston, Massachusetts 02110 on Tuesday, April, 26, 2011, at 10:00 a.m. At the Annual Meeting, stockholders will: (1) elect ten directors to each serve for a one-year term and until the director’s successor has been duly elected and qualified; (2) ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2011; (3) hold an advisory vote to approve the compensation of Named Executive Officers; (4) hold an advisory vote on the frequency of future executive compensation votes; and (5) transact such other business as may properly come before the meeting or any adjournment thereof.

    If you are a stockholder of record, you may vote in any one of four ways: in person by attending the Annual Meeting, by Internet, by telephone or by mail using the proxy card enclosed in the paper copy of your voting materials. Specific voting information is included under the caption “Voting Procedures.” Only stockholders of record at the close of business on March 4, 2011, are entitled to vote. On March 4, 2011, 68,579,269 shares of the Company’s common stock were outstanding. Each share entitles the holder to one vote.

    Our Board of Directors asks you to vote in favor of the director nominees, the ratification of Ernst & Young LLP as the Company’s independent auditors, the advisory vote to approve the compensation of Named Executive Officers and one year as the frequency of future executive compensation votes. This Proxy Statement provides you with detailed information about each of these matters. We encourage you to read this Proxy Statement carefully.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on April 26, 2011

    The Proxy Statement and Annual Report on Form 10-K and the means to vote by Internet are available at http://www.proxyvote.com.

    We have sent to you the notice of availability of proxy materials. If you would like to receive a paper copy or e-mail copy of the voting materials, you may elect to do so following the instructions on the notice of availability. Instead of receiving paper copies of our annual reports and Proxy Statements in the mail, we encourage you to elect to receive an e-mail that will provide an electronic link to these documents.

    All of our stockholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors,

Lou H. Jones
Executive Vice President, General Counsel and Secretary
Lexington, Kentucky
March 16, 2011

Picture identification will be required to enter the Annual Meeting. Cameras and recording equipment will not be permitted at the Annual Meeting.

TEMPUR-PEDIC INTERNATIONAL INC.
1713 Jaggie Fox Way
Lexington, Kentucky 40511

 PROXY STATEMENT

Annual Meeting of Stockholders To Be Held on Tuesday, April 26, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

    Our Board of Directors is soliciting proxies for the 2011 Annual Meeting of Stockholders.  The 2011 Annual Meeting of Stockholders of Tempur-Pedic International Inc. will be held at 10:00 a.m., local time on April 26, 2011 at the offices of Bingham McCutchen LLP, 13th Floor, One Federal Street, Boston, Massachusetts 02110. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

    We have sent to you the notice of availability of proxy materials. If you would like to receive a paper copy or e-mail copy of the voting materials, you may elect to do so following the instructions on the notice of availability. Instead of receiving paper copies of our annual reports and Proxy Statements in the mail, we encourage you to elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to you as well as conserve natural resources. With electronic delivery, we will notify you by e-mail as soon as the annual report and Proxy Statement are available on the Internet, and you can easily submit your stockholder vote online. If you are a stockholder of record, you may enroll in the electronic delivery service at the time you vote by marking the appropriate box on your proxy card, by selecting electronic delivery if you vote on the Internet, or at any time in the future by going directly to www.proxyvote.com, selecting the “Investor Service Direct” option, and following the enrollment instructions. If you are a beneficial holder, you may also have the opportunity to receive annual meeting materials electronically. Please check the information provided in the proxy materials mailed to you by your brokerage firm, bank or trustee.

    Notice of the meeting and Notice of Availability of Proxy Materials, which include this Proxy Statement and a proxy card, were mailed to stockholders beginning on or about March 16, 2011.  Our principal executive offices are located at 1713 Jaggie Fox Way, Lexington, Kentucky 40511. Our telephone number is (800) 878-8889. As used in this Proxy Statement, the term “Tempur-Pedic International,” refers to Tempur-Pedic International Inc. and the terms “we,” “our,” “ours,” “us,” and “Company” refer to Tempur-Pedic International Inc. and its consolidated subsidiaries.

Q: When is the Record Date and who may vote at the meeting?

A:
Our Board set March 4, 2011 as the record date for the meeting. All stockholders who owned Tempur-Pedic International common stock of record at the close of business on March 4, 2011 may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. On March 4, 2011, 68,579,269 shares of Tempur-Pedic International common stock were outstanding. The common stock is the only class of securities eligible to vote at the meeting.

Q:	How many votes does Tempur-Pedic International need to be present at the meeting?

A:
A majority of Tempur-Pedic International’s outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if you:

Are present and vote in person at the meeting; or
Have properly submitted a proxy card, by submitting the proxy card via the Internet, telephone or in writing.

Q:	What proposals will be voted on at the meeting?

A:	There are four proposals scheduled to be voted on at the meeting:
Election of ten (10) directors to each serve for a one-year term and until the director’s successor has been duly elected and qualified (Proposal One).
Ratification of the appointment of the firm of Ernst & Young LLP as Tempur-Pedic International’s independent auditors for the year ending December 31, 2011 (Proposal Two).
Advisory vote to approve the compensation of Named Executive Officers (Proposal Three).
Advisory vote on the frequency of future executive compensation votes (Proposal Four).

Q:	What is the voting requirement to approve the proposals?

A:
At an annual meeting at which a quorum is present, the following votes will be necessary to elect directors, to ratify the appointment of the independent auditors, to approve the advisory vote on the compensation of Named Executive Officers and approve a frequency for future executive compensation votes described in this proxy statement:
  Each director shall be elected by the vote of a majority of the votes cast with respect to the director. For purposes of this vote, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director (excluding abstentions).
  Ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2011 requires the affirmative vote of the majority of shares present and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes against the proposal.
  Approval of the advisory vote on the compensation of Named Executive Officers requires the affirmative vote of the majority of shares present and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes against the proposal.
  You may vote on whether the advisory vote on executive compensation should be included in the Company’s proxy statement every 1, 2 or 3 years, or you may abstain from voting on the matter.  The frequency (every 1, 2 or 3 years) that receives the highest number of votes will be deemed to be the choice of the stockholders.

Q:	If I hold my shares in a brokerage account and do not provide voting instructions to my broker, will my shares be voted?

A:
Under New York Stock Exchange (“NYSE”) rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who do not provide voting instructions at least 15 days before the date of the annual meeting. Generally, brokerage firms may vote to ratify the appointment of independent auditors and on other “discretionary” items.  In contrast, brokerage firms may not vote to elect directors or on stockholder or other proposals, including proposals three and four in this Proxy Statement, because those proposals are considered “non-discretionary” items.  Accordingly, if your shares are held in a brokerage account and you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker on some, but not all, of the proposals described in this proxy statement.  Broker non-votes will not be considered in determining the number of votes cast in connection with non-discretionary items.

Q:	How would my shares be voted if I do not specify how they should be voted?

A:
If you sign and return your proxy card without indicating how you want your shares to be voted, the persons designated by the Board of Directors to vote the proxies returned pursuant to this solicitation will vote your shares as follows:

Proposal One: “FOR” the election of ten directors to each serve for a one-year term and until the director’s successor has been duly elected and qualified.
Proposal Two: “FOR” the ratification of the appointment of the firm of Ernst & Young LLP as Tempur-Pedic International’s independent auditors for the year ending December 31, 2011.
Proposal Three: “FOR” the advisory vote to approve the compensation of Named Executive Officers.
Proposal Four: “FOR” the option of every year as the frequency of future executive compensation votes.

Q:	How may I vote my shares in person at the meeting?

A:
Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card and proof of identification for entrance to the meeting. If you hold your shares in street name, you must request a legal proxy from the stockholder of record (your stockbroker or bank) in order to vote at the meeting.

Q:	How may I vote my shares without attending the meeting?

A:
You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.

If your shares are held in your name, you can vote by proxy in three convenient ways:

Via Internet:  Go to http://www.proxyvote.com and follow the instructions. You will need to enter the control number printed on your proxy materials.

By Telephone:  Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the control number printed on your proxy materials.

In Writing:  Complete, sign, date and return your proxy card in the enclosed envelope (if you have received a paper copy of the voting materials).

If your shares are held in street name, you may vote by submitting voting instructions to your stockbroker or nominee. In most cases, you will be able to do this by mail. Please refer to the summary instructions included on your proxy card. For shares held in street name, the voting instruction card will be included by your stockbroker or nominee.

You may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instruction card included by your stockbroker or nominee and mailing it in the enclosed, postage-paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:	How can I change my vote after I return my proxy card?

A:
You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing and submitting a new proxy card with a later date via internet, telephone or mail or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q:	What is Tempur-Pedic International’s voting recommendation?

A:
Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board (Proposal One), “FOR” the ratification of the appointment of Ernst & Young LLP as Tempur-Pedic International’s independent auditors for the year ending December 31, 2011 (Proposal Two), “FOR” the advisory vote to approve the compensation of Named Executive Officers (Proposal Three) and “FOR” one year as the frequency of future executive compensation votes (Proposal Four).

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published on Form 8-K within four days after the meeting date.

PROPOSAL ONE

ELECTION OF DIRECTORS

Board of Directors

            Tempur-Pedic International’s Board of Directors currently consists of ten members, each serving a one-year term. The nominees for this year’s election of directors include: Evelyn S. Dilsaver, Frank Doyle, John A. Heil, Peter K. Hoffman, Sir Paul Judge, Nancy F. Koehn, Christopher A. Masto, P. Andrews McLane, Mark Sarvary and Robert B. Trussell, Jr. The nominees, if elected, will each serve a one-year term until Tempur-Pedic International’s annual meeting in 2012 or until his or her respective successor is elected and qualified. Each of the nominees has consented to serve a one-year term. There are no family relationships among our executive officers and directors.

VOTE REQUIRED

            Each director will be elected by the vote of a majority of the votes cast.  This means the number of votes cast “for” a director must exceed 50% of the votes with respect to that director (excluding abstentions).  Each director elected will serve a one-year term until Tempur-Pedic International’s annual meeting of stockholders in 2012 or until his or her respective successor is elected and qualified. Any director not elected by a majority of the votes cast at the annual meeting must offer to tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept the resignation. The Board of Directors will consider the recommendation and publicly disclose its decision within 90 days after the certification of the election results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOLLOWING NOMINEES:

Nominees to Board of Directors

   Evelyn S. Dilsaver, 55, has served as a member of Tempur-Pedic International’s Board of Directors since December 2009.  Ms. Dilsaver was President and Chief Executive Officer of Charles Schwab Investment Management from July 2004 until September 2007. Prior to that, Ms. Dilsaver held various senior management positions with The Charles Schwab Corporation since December 1991, including Executive Vice President and Senior Vice President, Asset Management Products and Services, of Charles Schwab Investment Management and Chief Financial Officer for U.S. Trust Company. Ms. Dilsaver is also a member of the board of directors of Aeropostale, Inc. and HighMark Funds as well as Blue Shield of California and other non-profit boards. In the past five years, Ms. Dilsaver has also served as a director of Longs Drugs and Tamalpais Bancorp. In September 2010, Tamalpais Bancorp filed a voluntary petition under Chapter 7 of the United States Bankruptcy Code. Ms. Dilsaver is a certified public accountant and holds a B.S. degree in accounting from California State University-Hayward. Ms. Dilsaver brings a long professional career in finance, accounting and general management and considerable experience with consumer-oriented businesses to the Board as a senior executive of a large investment management firm and her many years of serving as a director of companies in a variety of businesses.

    Frank Doyle, 62, has served as a member of Tempur-Pedic International’s Board of Directors since April 2003. Mr. Doyle has served as President and Chief Executive Officer of Connell Limited Partnership, a global manufacturer of industrial products, since 2001. From 1972 to 2001, he was a partner at PricewaterhouseCoopers LLP, where he was Global Technology and E-Business Leader and a member of the firm’s Global Leadership Team. He currently serves on the Board of Directors of Liberty Mutual Holding Company, Inc. where he is a member of the executive committee and chairs the audit committee.  In the past five years, Mr. Doyle has served as a director of Citizens Financial Group where he was a member of the executive committee and chaired the compensation committee, as a trustee of the Joslin Diabetes Center where he chaired the finance committee and as a trustee of Boston College. Mr. Doyle is a certified public accountant and holds a B.S. degree and an M.B.A. degree from Boston College. Mr. Doyle’s board leadership roles, his experience as the President and Chief Executive Officer of a global manufacturer and his years of experience at PricewaterhouseCoopers allows him to lend considerable financial, accounting and business skills to the Board.

    John A. Heil, 58, has served as a member of Tempur-Pedic International’s Board of Directors since March 2008.  Mr. Heil has served since January 2007 as Spectrum Brands, Inc.’s Chief Operating Officer and President. Spectrum Brands, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in February 2009 and emerged from bankruptcy protection on August 28, 2009. From February 2005 until January 2007, he was the President of United Pet Group, Inc., a global manufacturer and marketer of pet supplies and subsidiary of Spectrum Brands, Inc.  From 2000 to February 2005 he served as United Pet Group’s President and Chief Executive Officer. Mr. Heil has been a member of the board of directors and a member of the audit committee of VCA Antech, Inc., a NYSE listed company, since February 2002, and previously served as a director from 1995 to 2000.  Prior to joining United Pet Group, Mr. Heil spent twenty-five years with the H. J. Heinz Company in various executive and general management positions including President and Managing Director of Heinz Pet Products and President of Heinz Specialty Pet Foods. Mr. Heil holds a BA degree in economics from Lycoming College. Mr. Heil’s long career in management and the branded consumer products arena brings a remarkable depth of operational and strategic experience to the Board.

    Peter K. Hoffman, 62, has served as a member of Tempur-Pedic International’s Board of Directors since October 2006. From January 1, 2000 until his retirement at the end of 2006, Mr. Hoffman served as President of Global Grooming for The Procter & Gamble Company (formerly The Gillette Company). Mr. Hoffman spent over 34 years with The Gillette Company and Procter & Gamble in executive positions both in North America and Europe, including roles as President, Global Blades and Razors; President, Duracell North Atlantic; and President, Braun North America. Mr. Hoffman received an A.B. degree in Economics from Columbia University and an M.B.A. degree with distinction from the Tuck School of Business, Dartmouth College, where he was elected an Edward Tuck Scholar.  Mr. Hoffman brings extensive experience with consumer products, marketing, advertising, new product creation, strategy, and multi-national and global business to the Board.

    Sir Paul Judge, 61, has served as a member of Tempur-Pedic International’s Board of Directors since July 2004. Sir Paul Judge is chairman of the British-North American Committee and Deputy Chairman of the American Management Association, and President of the United Kingdom Chartered Institute of Marketing. After thirteen years working for Cadbury Schweppes, Sir Paul led the buyout of that company’s food operations to form Premier Brands, becoming its chairman. Sir Paul Judge was subsequently chairman of Food from Britain, director general of the Conservative Party and a ministerial adviser at the UK Cabinet Office. Sir Paul Judge has served on the board of Eurasian Natural Resources Corporation PLC since December 2007, Standard Bank Group Ltd of Johannesburg since June 2003 and Schroder Income Growth Fund plc since December 1995, and as a member of the Advisory Board for Barclays Private Bank. In 1996, he became a Knight Bachelor in recognition of his public and political service. He was an Open Scholar at Trinity College, University of Cambridge, graduating in 1971, and received an M.B.A. in 1973 from the Wharton Business School. In addition to his broad business experience, Sir Paul Judge brings an international perspective to the Board and invaluable management operating experience in Europe and elsewhere outside of North America.

    Nancy F. Koehn, 51, has served as a member of Tempur-Pedic International’s Board of Directors since March 2004. Ms. Koehn is the James E. Robison Professor of Business Administration at the Harvard Business School. She has been a Professor of Business Administration at Harvard Business School since July 2001. From July 1997 through June 2001, Ms. Koehn was an Associate Professor at Harvard Business School.  From July 1991 through June 1997, she was an Assistant Professor at Harvard Business School. She is the author of a number of books on various business topics, including her most recent book The Story of American Business: From the Pages of the New York Times, and has written and supervised numerous articles and case studies. Ms. Koehn consults with many companies and speaks frequently before business leaders on a range of subjects including leadership, connecting with customers in turbulent times, and strategic branding.  Ms. Koehn writes regularly for the New York Times, the Washington Post, the Huffington Post and she is a frequent contributor to NPR.  In the past five years, Ms. Koehn has also served as a director of ING North American Advisory Board and Seniorbridge Family Companies.  Ms. Koehn holds a B.A. degree from Stanford University, an M.A. degree in Public Policy from the Harvard University Kennedy School of Government and an M.A. degree and a Ph.D. degree in European History from Harvard University. As a professor and academic, Ms. Koehn brings diverse business experience and a unique perspective to the Board.

    Christopher A. Masto, 43, has served as a member of Tempur-Pedic International’s Board of Directors since November 2002. Mr. Masto is a Senior Managing Director of Friedman Fleischer & Lowe, LLC, a private equity firm, which he co-founded in 1997. Prior to 1997, he worked as a management consultant with Bain & Company. Prior to that, Mr. Masto was employed at Morgan Stanley & Co., where he worked as an investment banker. He currently serves on the board of Archimedes Technology Group, Speedy Cash Holdings Corp and TriTech Software Systems. Mr. Masto graduated magna cum laude from Brown University with an Sc.B. in Electrical Engineering and received his M.B.A. degree from Harvard Business School. With considerable experience in private equity and investment banking, Mr. Masto brings to the Board in-depth experience in strategic planning and finance.

            P. Andrews McLane, 63, has served as Chairman of Tempur-Pedic International’s Board of Directors since November 2002. His career began in 1973 with the State Street Bank.  Mr. McLane joined TA Associates, Inc. in 1979, became a Managing Director in 1982 and Senior Managing Director in 1997, and served on TA Associate’s Executive Committee for 20 years. He became a Senior Advisor of the firm in 2008. Mr. McLane is a Director of Numeric Investors LLC and First Eagle Investment Management Inc., formerly known as Arnhold and S. Bleichroeder Advisers.  Mr. McLane also serves on the boards of the Cambridge Boat Club, St. Paul’s School and the Museum of Fine Arts, Boston.  In the past five years Mr. McLane has also been on the Board of Advisory Research, Inc.  Mr. McLane graduated from Dartmouth College with an A.B. degree and from the Tuck School of Business at Dartmouth with an M.B.A. degree. Mr. McLane brings invaluable significant strategic insight and business experience to the Board with his long career in private equity with a focus on financial services, business services and consumer industries.

    Mark Sarvary, 51, joined Tempur-Pedic International in June 2008 and serves as President and Chief Executive Officer of Tempur-Pedic International. Prior to joining Tempur-Pedic, from January 2008 until June 2008, Mr. Sarvary served as an Operating Partner with CVC Capital Partners, a global private equity firm. Prior to CVC, from March 2004 to October 2007, Mr. Sarvary was the Executive Vice President and President of Campbell Soup Company, North America division, responsible for $6 billion in business, including Campbell Soup, Pepperidge Farm, Pace, Prego and V8 as well as Godiva’s global business. From 2002 until 2004, Mr. Sarvary was the President of Campbell’s Pepperidge Farm division. Prior to joining Campbell’s, from 1999 to 2002, Mr. Sarvary was the CEO of J. Crew Group, Inc., and from 1993 to 1999 he worked for Nestle, most recently as the President of the Stouffer’s Frozen Food division. Earlier in his career, Mr. Sarvary worked as a strategy consultant with Bain & Company and in sales and marketing roles with IBM in Europe. Mr. Sarvary received his BSc in Physics from Kent University in the United Kingdom and an MBA from INSEAD Business School in France. Mr. Sarvary is an accomplished business leader, through his private equity experience coupled with his considerable experience as an executive for large global companies, who brings a great breadth of skills in sales, marketing, product innovation, strategy and operations to the Board.

   Robert B. Trussell, Jr., 59, has served as a member of Tempur-Pedic International’s Board of Directors or its predecessors since 1992, and has served as Vice Chairman of the Board of Directors since April 2006. Mr. Trussell served as Chief Executive Officer of Tempur-Pedic International until May 2006, and served in that capacity at Tempur-Pedic International or its predecessor since November 2002. From 1994 to December 2004, Mr. Trussell served as President of Tempur-Pedic International or one of the predecessors to Tempur-Pedic International. Prior to joining Tempur-Pedic International, Mr. Trussell was general partner of several racing limited partnerships that owned racehorses in England, France and the United States. He was also the owner of several start-up businesses in the equine lending and insurance business. Mr. Trussell received his B.S. degree from Marquette University. As former Chief Executive Officer and a principal founder of the Company, Mr. Trussell brings management experience and a historical perspective to the Board.

Executive Officers

Name	Age	Position
Mark Sarvary	51	President and Chief Executive Officer
Dale E. Williams	48	Executive Vice President and Chief Financial Officer
Richard W. Anderson	51	Executive Vice President and President, North America
Matthew D. Clift	51	Executive Vice President of Global Operations
Lou H. Jones	60	Executive Vice President, General Counsel and Secretary
David Montgomery	50	Executive Vice President and President of International Operations
Brad Patrick	46	Executive Vice President and Chief Human Resources Officer
Bhaskar Rao	45	Chief Accounting Officer and Senior Vice President of Strategic Planning, Corporate Development

    Dale E. Williams joined Tempur-Pedic International in July 2003 and serves as Executive Vice President and Chief Financial Officer. From November 2001 through 2002, Mr. Williams served as Vice President and Chief Financial Officer of Honeywell Control Products, a division of Honeywell International, Inc. From 2000 to 2001, Mr. Williams served as Vice President and Chief Financial Officer of Saga Systems, Inc./Software AG, Inc. Prior to that, Mr. Williams spent 15 years in various management positions at General Electric Company, most recently as Vice President and Chief Financial Officer of GE Information Services, Inc. Mr. Williams received his B.A. degree in finance from Indiana University.

    Richard W. Anderson joined Tempur-Pedic International in July 2006 and serves as Executive Vice President and President, North America.  From 1983 to 2006, Mr. Anderson was employed by The Gillette Company, which became a part of The Procter & Gamble Company in 2005. Mr. Anderson most recently served as the Vice President of Marketing for Oral-B and Braun in North America. Previously, Mr. Anderson was the Vice President of Global Business Management for Duracell.  Mr. Anderson has held several management positions in marketing and sales as well as overseeing branding, product development and strategic planning. Mr. Anderson obtained B.S. and M.B.A. degrees from Virginia Tech.

    Matthew D. Clift joined Tempur-Pedic International in December 2004 and serves as Executive Vice President of Global Operations, with responsibilities including manufacturing and research and development. From 1991 to December 2004, Mr. Clift was employed by Lexmark International where he most recently served as Vice President and General Manager of the consumer printer division. From 1981 to 1991, Mr. Clift was employed by IBM Corporation and held several management positions in research and development and manufacturing. Mr. Clift obtained his B.S. degree in chemical engineering from the University of Kentucky.

    Lou H. Jones joined Tempur-Pedic International in June 2009 and serves as Executive Vice President, General Counsel and Secretary. From July 2007 to January 2009, Ms. Jones was employed by Papa John’s International, where she served as General Counsel. From March 1998 to July 2007, Ms. Jones was employed by Blockbuster Inc., serving as Senior Vice President, Corporate and International Law.  From May 1984 to March 1998, Ms. Jones was a partner and shareholder at the law firm of Thompson & Knight. Ms. Jones earned a B.A. degree from the University of Texas, a B.G.S. degree from the University of Nebraska and a J.D. degree from Southern Methodist University.

    David Montgomery joined Tempur-Pedic International in February 2003 and serves as Executive Vice President and President of International Operations, with responsibilities including marketing and sales. From 2001 to November 2002, Mr. Montgomery was employed by Rubbermaid, Inc., where he served as President of Rubbermaid Europe. From 1988 to 2001, Mr. Montgomery held various management positions at Black & Decker Corporation, most recently as Vice President of Black & Decker Europe, Middle East and Africa. Mr. Montgomery received his B.A. degree, with honors, from L’ Ecole Superieure de Commerce de Reims, France and Middlesex Polytechnic, London.

    Brad Patrick joined Tempur-Pedic International in September 2010 and serves as Executive Vice President and Chief Human Resources Officer. From 2005 to September 2010, Mr. Patrick was employed by the Sara Lee Corporation where he served as Senior Vice President of Human Resources. Mr. Patrick was employed by The Gillette Company from 2004 to 2005, which later became part of The Proctor and Gamble Company, Delta Air Lines from 2000 to 2004 and Frito Lay, Inc. from 1988 to 2000 where he held several senior human resources positions. Mr. Patrick received his B.A. from the University of Kentucky with an emphasis in Personnel and Industrial Relations.

    Bhaskar Rao joined Tempur-Pedic International in January 2004 and since February 2010 has served as Senior Vice President of Strategic Planning and Corporate Development and Chief Accounting Officer. From May 2006 to February 2010, Mr. Rao served as Vice President of Strategic Planning and Chief Accounting Officer. From October 2005 to May 2006, Mr. Rao served as Vice President of Strategic Planning. From January 2004 to October 2005, he served as Director of Financial Planning and Analysis. From 2002 until December 2003, Mr. Rao was employed by Ernst & Young as a Senior Manager in the assurance and business advisory group.  Mr. Rao was employed by Arthur Andersen from 1994 until 2002.  Mr. Rao graduated from Bellarmine University with B.A. degrees in Accounting and Economics. Mr. Rao is also a Certified Public Accountant.

BOARD OF DIRECTORS’ MEETINGS, COMMITTEES OF THE BOARD
AND RELATED MATTERS

Corporate Governance

    The Company believes that sound corporate governance practices are essential to maintain the trust of our stockholders, customers, employees and other stakeholders. We operate under governance practices that are transparent, up-to-date and appropriate for our industry.

    The following materials related to our corporate governance and related matters are available on our website at: http://investor.tempurpedic.com/ under the caption “Corporate Governance”:

By-Laws
Core Values
Corporate Governance Guidelines
Code of Business Conduct and Ethics for Employees, Executive Officers and Directors
Policy on Complaints of Accounting, Internal Accounting Controls and Auditing Matters
Certificate of Incorporation
Audit Committee Charter
Compensation Committee Charter
Nominating and Corporate Governance Committee Charter
Contact the Presiding Director

    Copies may also be obtained, free of charge, by writing to:  Tempur-Pedic International Inc., 1713 Jaggie Fox Way Lexington, Kentucky 40511, Attention: Investor Relations.  Please specify which document you would like to receive.

Certificate of Incorporation and Bylaws; Majority Voting for Directors

    On March 8, 2010, the Board of Directors amended the Tempur-Pedic International By-Laws to provide that a director in an uncontested election will be elected by a majority of votes cast (excluding abstentions) at a stockholder meeting at which a quorum is present. For purposes of this vote, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director (excluding abstentions). If an incumbent director fails to receive the requisite vote, the director must tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. In an election for directors where the number of nominees exceeds the number of directors to be elected – a contested election – the directors would be elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the matter.  Previously, a director was elected by a plurality of votes cast at a meeting where a quorum was present.  Neither Tempur-Pedic International’s Certificate of Incorporation nor its Bylaws provide for a classified Board of Directors.

Board of Directors’ Meetings

    The Board of Directors held ten meetings in 2010. Each director attended 77% or more of the combined total number of meetings of the Board of Directors and its committees held in 2010 during the period in which they served as directors or committee members.

Directors’ Independence

    Our corporate governance guidelines provide that a majority of the Board of Directors shall consist of independent directors within the meaning of the New York Stock Exchange Rules governing the composition of the Board of Directors and its committees (NYSE Independence Rules).  The Board of Directors has determined that none of Evelyn S. Dilsaver, Frank Doyle, John A. Heil, Peter K. Hoffman, Sir Paul Judge, Nancy F. Koehn, Christopher A. Masto, P. Andrews McLane or Robert B. Trussell, Jr. have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) within the meaning of the NYSE Independence Rules and accordingly are “independent” for purposes of the NYSE Independence Rules.

    The Board of Directors has determined that Mark Sarvary does not qualify as an independent director under the NYSE Independence Rules because he serves as President and Chief Executive Officer of Tempur-Pedic International.

Board Leadership Structure

    As stated in its Corporate Governance Guidelines, the Board has no set policy with respect to the separation of the offices of Chairman and the Chief Executive Officer.  Currently, the Board believes that the separation of the chairman and chief executive officer positions is the most appropriate structure for the company and has had a separate Chairman and Chief Executive for the past 9 years.  Since the formation of Tempur-Pedic International in 2002, P. Andrews McLane has served as the Chairman of the Board while Robert Trussell, Thomas Bryant and Mark Sarvary have served in the role of Chief Executive Officer and a member of the Board.  By having a separate Chairman and Chief Executive Officer, the Board believes that the Chief Executive Officer may devote more of his attention to running the operations of the Company while the Chairman assumes the responsibility of running the Board.  In addition, the Board believes it is beneficial to have an independent Chairman whose sole job is leading the Board, as the independent chairman may more effectively and objectively monitor the performance of the Company and the Chief Executive Officer.  Having the Chief Executive Officer serve on the Board of Directors ensures that the Board contains the individual most familiar with the Company’s business and industry and most effective at identifying strategic priorities and implementation of the Company’s strategy, while also retaining an independent leader.

    The Board believes that the structure of its leadership may vary from time to time, depending on the circumstances of the Company and its succession planning.  Therefore, the Board periodically reviews its leadership structure.

Board of Director’s Role in Risk Oversight

    The Board of Directors is responsible for overseeing the management and operations of the Company, including overseeing its risk assessment and risk management functions.  As discussed elsewhere in this proxy statement, the Board of Directors has delegated responsibility for reviewing the Company’s policies with respect to risk assessment and risk management to the Audit Committee.  The Board has determined that this oversight responsibility can be most efficiently performed by the Audit Committee as part of its overall responsibility for providing independent, objective oversight with respect to Tempur-Pedic International’s accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance.  The Audit Committee regularly reports to the Board of Directors with respect to its oversight of these important areas.

Committees of the Board

    The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

The Audit Committee

    The members of the Audit Committee are Frank Doyle (Chair), Evelyn S. Dilsaver, Peter K. Hoffman, Sir Paul Judge and Nancy F. Koehn. The Board has determined that each member of the Audit Committee is independent as defined in the NYSE Independence Rules and the rules of the Securities and Exchange Commission (SEC). The Board has also determined that Mr. Doyle, Ms. Dilsaver and Sir Paul Judge are audit committee financial experts within the meaning of Item 407 (d) (5) (ii) of Regulation S-K of the Securities and Exchange Act of 1934, as amended (Exchange Act) and has “accounting or related financial management expertise” within the meaning of the applicable New York Stock Exchange rules. The Audit Committee was established in accordance with Section 3(a)(58) of the Exchange Act.

    The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight with respect to Tempur-Pedic International’s accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Some of the Audit Committee’s responsibilities include:

reviewing the scope of internal and independent audits;
reviewing the Company’s quarterly and annual financial statements and annual report on Form 10-K;
reviewing the adequacy of management’s implementation of internal controls;
reviewing the Company’s accounting policies and procedures and significant changes in accounting policies;
reviewing the Company’s business conduct and ethics policies and practices;
reviewing the Company’s policies with respect to risk assessment and risk management;

  reviewing information to be disclosed and types of presentations to be made in connection with the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

preparing an annual evaluation of the committee’s performance;
reporting regularly to the Board on the committee’s activities; and
appointing the independent public accountants and reviewing their independence and performance and the reasonableness of their fees.

    The Audit Committee has established whistle blower procedures, which provide for the (a) the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Tempur-Pedic International also has a confidential, anonymous reporting system which is web-based and available to all employees. All reports are treated confidentially.

    The Audit Committee met thirteen times in 2010. A copy of the Audit Committee charter as adopted by our Board of Directors is available on Tempur-Pedic International’s website at http://investor.tempurpedic.com/, under the caption “Corporate Governance.”

The Compensation Committee

The members of the Compensation Committee are Peter K. Hoffman (Chair), Frank Doyle, John A. Heil and Sir Paul Judge. The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the NYSE Independence Rules. The committee’s responsibilities include:

  reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for the chief executive officer, evaluating at least once a year the chief executive officer's performance in light of these established goals and objectives and, based upon these evaluations, determining and approving the chief executive officer's annual compensation, including salary, bonus, incentive and equity compensation;

  reviewing on an annual basis the Company's compensation structure for officers and employees other than the chief executive officer and making recommendations to the Board regarding the compensation of these officers and employees;

overseeing the development of executive succession plans and the leadership development and training of the Company’s executive team;
reviewing on an annual basis the Company’s compensation structure for its directors and making recommendations to the Board regarding the compensation of directors;

  reviewing the Company's incentive compensation and stock-based plans and recommending changes in such plans to the Board as needed, having and exercising all the authority of the Board with respect to the administration of such plans;

  reviewing executive officer compensation for compliance with Section 16 of the Exchange Act and Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), and other applicable laws, rules and regulations;

reviewing and approving employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;
reviewing with management the “Compensation Discussion and Analysis” section in the Company’s Proxy Statement;
preparing and publishing an annual executive compensation report in the Company's Proxy Statement;
preparing an annual evaluation of the committee's performance;
reporting regularly to the Board on the committee's activities;
performing any other activities consistent with the committee’s charter, the Company's by-laws and governing law, as the committee or the Board deems appropriate; and
with respect to any reference in the committee’s charter to NYSE or SEC requirements, complying with these requirements when listed by the NYSE or subject to the requirements of the SEC.

    The Compensation Committee, in its role as administrator under the Company’s Amended and Restated 2003 Equity Incentive Plan, as amended (the 2003 Equity Incentive Plan), has delegated authority to the Company’s President and Chief Executive Officer to grant certain options within certain specified parameters.

    In determining the incentive compensation of our executive officers, our President and Chief Executive Officer recommends performance objectives to the Compensation Committee and assists the Compensation Committee to determine if the performance objectives have been achieved.

    Since 2005, the Compensation Committee has periodically engaged Frederic W. Cook & Co., Inc. (Cook), an executive compensation consultant, to evaluate the Company’s overall compensation structure and equity compensation for the Company’s executive officers.   In 2010, the Compensation Committee engaged Cook to update the competitive analysis of executive compensation levels and structure. For a further description of the services Cook has provided, see “Executive Compensation and Related Information – Compensation Discussion and Analysis.”

    Cook does no work for management unless requested by and on behalf of the Compensation Committee Chair, receives no compensation from the Company other than for its work in advising the Compensation Committee and maintains no other economic relationships with the Company. A representative from Cook attends meetings of the Compensation Committee, when requested by the Compensation Committee Chair, and the Compensation Committee Chair frequently interacts with the consultant between meetings to define the nature of work to be conducted, to review materials to be presented at Committee meetings and to obtain the consultant’s opinion and perspective on proposals prepared by management.

    The Compensation Committee met six times in 2010.  A copy of the Compensation Committee charter as adopted by our Board of Directors is available on Tempur-Pedic International’s website at http://investor.tempurpedic.com/, under the caption “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

            No member of our Compensation Committee is a current or former officer or employee of Tempur-Pedic International or has any interlocking relationships as set forth in applicable SEC rules.

The Nominating and Corporate Governance Committee

    The members of the Nominating and Corporate Governance Committee are Christopher A. Masto (Chair), John A. Heil, Nancy F. Koehn and P. Andrews McLane. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the NYSE Independence Rules. The committee’s responsibilities include:

identifying individuals qualified to become members of the Board;
recommending to the Board director nominees to be presented at the annual meeting of stockholders and to fill vacancies on the Board;
developing appropriate criteria for identifying properly qualified directorial candidates;
annually reviewing and recommending to the Board members to each standing committee of the Board;
preparing an annual evaluation of the committee’s performance and reporting regularly to the Board concerning actions and recommendations of the committee;
establishing procedures to assist the Board in developing and evaluating potential candidates for executive positions, including the chief executive officer;
reviewing and evaluating related party transactions; and
developing and recommending to the Board corporate governance guidelines for the Company.

 The Nominating and Corporate Governance Committee met five times in 2010.  A copy of the Nominating and Corporate Governance Committee charter as adopted by our Board of Directors is available on Tempur-Pedic International’s website at http://investor.tempurpedic.com/ under the caption “Corporate Governance.”

Policy Governing Related Party Transaction

    In March 2007, our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted a written Related Party Transactions Policy providing for the review and approval or ratification by the Nominating and Corporate Governance Committee of certain transactions or relationships involving the Company and its directors, executive officers and their affiliates. In reviewing a transaction or relationship, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether it is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party’s interest in the transaction.

Policies Governing Director Nominations

    Director Qualifications and Review of Director Nominees

    The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board.  The Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.  The Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills.  Board members should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills and business experience.  Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced.

   In evaluating a director candidate, the Committee considers factors that are in the best interests of the Company and its stockholders, including the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented; independence; reputation for integrity, honesty and adherence to high ethical standards; the ability to exercise sound business judgment; substantial business or professional experience and the ability to offer meaningful advice and guidance to the Company’s management based on that experience; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by the Board and any core competencies or technical expertise necessary to staff Board committees.  In addition, the Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties.

    In addition to fulfilling the above criteria, nine of the ten nominees for re-election named above are considered independent under the NYSE rules.  Mr. Sarvary is not considered independent because he is an employee of the Company. The Nominating and Corporate Governance Committee believes that all ten nominees are independent of the influence of any particular stockholder or group of stockholders whose interests may diverse from the interests of our stockholders as a whole.

    Each nominee also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, private equity, finance, manufacturing, consumer product companies, sales, marketing and international business.  Set forth below are the conclusions reached by the Board with regard to its nominees.

    Ms. Dilsaver brings significant accounting, auditing and financial skills, based on her training as an accountant and her senior positions at a number of financial services companies, including in the role of chief financial officer.

    Mr. Doyle brings significant accounting and auditing skills based on his long experience as an accountant, and also brings significant manufacturing and international experience based on his experience as a chief executive officer.

    Mr. Heil has served in positions of president, chief executive officer or chief operating officer of a number of food and consumer products companies, and has significant manufacturing, marketing and managerial experience.

    Mr. Hoffman brings significant experience in the branded consumer products industry as a result of his long career with The Gillette Company and The Procter & Gamble Company, including significant marketing and international experience.

    Sir Paul Judge brings significant executive and financial experience in the food industry, and as a UK citizen brings an international perspective to the Board.

    Ms. Koehn’s experience at Harvard Business School and as a leading consultant brings significant expertise in strategic branding and marketing.

    Mr. Masto has significant experience in private equity, management consulting and investment banking, and brings deep financial and analytical skills.

    Mr. McLane has significant experience as a private equity investor and brings significant financial and investment experience, as well as significant experience as a director of a large number of companies, both public and private, over the years.

    Mr. Sarvary serves as our Chief Executive Officer and has significant experience in senior management positions with consumer businesses.

    The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and the composition of the Board of Directors.  This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

a reputation for integrity, honesty and adherence to high ethical standards;
the ability to exercise sound business judgment;
substanial business or professional experience and the ability to offer meaningful advice and gudiance to the Company's management based on that experience; and
the ability to devote the time and effort necessary to fulfill their responsibilities to the Company.

    The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating director nominees, including whether the nominee has specific strengths that would augment existing skills and experience of the Board of Directors, such as an understanding of and experience in international business, accounting, governance, finance or marketing and whether the nominee has leadership experience with public companies or other sophisticated and complex organizations.  Further, consideration is given to having a diversity of background, experience, skill and perspective among the directors, including perspectives that may result from diversity in ethnicity, race, gender, national origin or nationality, and that the directors represent a range of differing professional positions, industry sectors, expertise and geographic representation.  The Board does not have a specific policy with respect to the diversity of its directors, and diversity is only one consideration when selecting and nominating directors.

   Process for Identifying and Evaluating Director Nominees

    The Nominating and Corporate Governance Committee has established a process for identifying and evaluating nominees for director.  Although the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders, the Committee believes that the process it uses to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further the Company's mission. The Committee may identify nominees through the use of professional search firms that may utilize proprietary screening techniques to match candidates to the Committee's specified qualifications. The Committee may also receive recommendations from existing directors, executive officers, key business partners and trade or industry affiliations. The Committee will evaluate nominations at regular or special meetings, and in evaluating nominations, will seek to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under "Director Qualifications." The Board itself is ultimately responsible for recommending candidates for election to the stockholders or for appointing individuals to fulfill a vacancy.

    In 2010, the Company did not employ a search firm or pay fees to any third party to either search for or evaluate Board nominee candidates.

    Procedures for Recommendation of Director Nominees by Stockholders

    The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. In evaluating candidates recommended by our stockholders, the Nominating and Corporate Governance Committee applies the same criteria set forth above under “Director Qualifications.” Any stockholder recommendations of director nominees proposed for consideration by the Nominating and Governance Committee should include the nominee's name and qualifications for Board membership and should be addressed in writing to the Committee, care of:  Tempur-Pedic International Inc., 1713 Jaggie Fox Way, Lexington, Kentucky 40511, Attention:  Corporate Secretary. In addition, the Company’s Bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting in accordance with certain procedures described in this Proxy Statement under the heading “Stockholder Proposals for 2012 Proxy Statement.”

Designation of, and Communication with, Tempur-Pedic International’s Board of Directors through its Presiding Director

    The Board of Directors has designated P. Andrews McLane as the “presiding director” as that term is defined in applicable NYSE Independence Rules. Stockholders or other interested parties wishing to communicate with our Board of Directors can call (859) 514-4605 and leave a message for the presiding director. You may also contact the presiding director by e-mail at presidingdirector@tempurpedic.com or by going to Tempur-Pedic International’s website at http://investor.tempurpedic.com/ under the caption “Corporate Governance — email the Presiding Director.” Regardless of the method you use, the presiding director will be able to view your unedited message. The presiding director will determine whether to relay your message to other members of the Board.

Executive Sessions

    Executive sessions, or meetings of the outside (non-management) directors without management present, are held regularly.  In 2010, executive sessions were held after three regularly scheduled meetings of the Board of Directors. Executive sessions are led by P. Andrews McLane, the presiding director.

Charitable Contributions

    Tempur-Pedic International has not made any charitable contributions to any charitable organization in which a director serves as an executive officer in which, within the preceding three years, such contributions in any single year exceeded the greater of $1 million, or 2% of such organization’s consolidated gross revenues.

Board Member Attendance at Annual Meetings

    In accordance with our Corporate Governance Guidelines, all directors are generally expected to attend the annual meeting of stockholders. At our last annual meeting, which was held on May 4, 2010, all of the directors standing for re-election on the Board attended.

PRINCIPAL SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth information as of March 4, 2011 regarding the beneficial ownership of our outstanding equity securities by:

each person known to beneficially own more than 5% of Tempur-Pedic International’s outstanding common stock;
each of Tempur-Pedic International’s directors and Named Executive Officers (as defined below in “Executive Compensation and Related Information”); and
all of Tempur-Pedic International’s directors and executive officers as a group.

    Beneficial ownership of shares is determined under Rule 13d-3(d)(1) of the Exchange Act and generally includes any shares over which a person exercises sole or shared voting or investment power and the number of shares that can be acquired within sixty (60) days upon exercise of any option. Common stock subject to these options, warrants and rights is deemed to be outstanding for the purpose of computing the ownership percentage of the person holding such options, but is not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.  As of the close of trading on March 4, 2011, there were 68,579,269 shares of common stock outstanding, which is used to calculate the percentages in the table below.

    Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

	Shares Beneficially Owned
	Number of	Percentage
Name of Beneficial Owner:	Shares	of Class
5% Stockholders:
FMR LLC (1)	10,408,918	15.2%
Wellington Management Company (2)	9,325,658	13.6%
The Vanguard Group, Inc. (3)	3,769,328	5.5%
Executive Officers and Directors:
Mark Sarvary (4)	405,000	*	%
Dale E. Williams (4)	565,562	*	%
Richard W. Anderson (4)	272,049	*	%
Matthew D. Clift (4)	188,834	*	%
David Montgomery (4)	702,566	1.0%
Evelyn S. Dilsaver (4)	12,685	*	%
Frank Doyle (4)	111,019	*	%
John Heil (4)	17,269	*	%
Peter K. Hoffman (4)	81,494	*	%
Sir Paul Judge (4)	9,860	*	%
Nancy F. Koehn (4)	89,494	*	%
Christopher A. Masto (4),(5)	1,222,733	1.8%
P. Andrews McLane (4),(6)	372,252	*	%
Robert B. Trussell, Jr. (4),(7)	102,544	*	%
All executive officers and directors as a group (17 persons) (9):	4,234,760	6.2%

*	Represents ownership of less than one percent

(1)
Amounts shown reflect the aggregate number of shares of common stock held by FMR LLC based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2011.  The address of FMR LLC is 82 Devonshire Street, Boston, MA, 02109.

(2)
Amounts shown reflect the aggregate number of shares of common stock held by Wellington Management Company LLP based on information set forth in a Schedule 13G filed with the SEC on February 14, 2011.  The address of Wellington Management Company LLP is 280 Congress Street, Boston, MA, 02210.

(3)
Amounts shown reflect the aggregate number of shares of common stock held by The Vanguard Group, Inc. based on information set forth in a Schedule 13G filed with the SEC on February 9, 2011.  The address of The Vangaurd Group, Inc. is 100 Vanguard Blvd., Malvern, PA, 19355.

(4)	Includes the following number of shares of common stock which a director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of March 4, 2011, or that wil become exercisable within 60 days after that date:

Name:	Number of Shares	Name:	Number of Shares
Mark Sarvary	405,000	John A. Heil	2,644
Dale E. Williams	374,375	Peter K. Hoffman	80,294
Richard W. Anderson	257,500	Sir Paul Judge	8,319
Matthew D. Clift	165,000	Nancy F. Koehn	88,294
David Montgomery	395,000	Christopher A. Masto	59,844
Evelyn S. Dilsaver	11,485	P. Andrews McLane	4,627
Frank Doyle	98,244	Robert B. Trussell, Jr.	36,244
All executive officers and directors as a group			2,063,923

(5)
Includes 1,077,682 shares owned by the Friedman Fleischer & Lowe Funds.  Mr. Masto is a Managing Member of Friedman Fleischer & Lowe GP II, LLC (“GP”), which is the general partner of Friedman Fleischer & Lowe Capital Partners II, L.P., FFL Parallel Fund II, L.P. and FFL Executive Partners II, L.P. Accordingly, Mr. Masto may be deemed to beneficially own shares owned by the Friedman Fleischer & Lowe Funds. Mr. Masto disclaims beneficial ownership of these shares in which he does not have a pecuniary interest.  This column also includes 84,007 shares of common stock held in revocable trust for the benefit of Mr. Masto’s children.  Subsequent to the March 4th record date, on March 7, 2011 all shares held by the Friedman Fleischer & Lowe Funds were distributed to eligible partners, including Mr. Masto through his partnership interest in the GP, who received 26,297 shares in the distribution.  Mr. Masto’s trust also made a charitable gift of 2,500 shares on March 7.  As a result of the distribution and gift, Mr. Masto’s holdings as of March 7, 2011 total 168,848 shares.

(6)
Includes 254,943 shares of common stock which Mr. McLane may be deemed to have an indirect pecuniary interest as his spouse is the trustee of 10 trusts holding these shares in the aggregate for the benefit of his children and grandchildren.

(7)	Includes 66,300 an aggregate number of shares of common stock, owned by RBT Investments, LLC and Robert B. Trussell, Jr. and Martha O. Trussell, Tenants in Common.

TEMPUR-PEDIC INTERNATIONAL INC.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

    The Compensation Committee of our Board of Directors has responsibility for establishing, monitoring and overseeing our Company’s compensation philosophy and objectives. In the paragraphs that follow, we provide an overview and analysis of our compensation philosophy, the material compensation decisions we have made with respect to our compensation philosophy and the material factors that we considered when making those decisions.

    Throughout this Proxy Statement, those persons who served as (i) our principal executive officer during the year ended December 31, 2010, (ii) our principal financial officer during the year ended December 31, 2010 and (iii) our three other most highly compensated executive officers for the year ended December 31, 2010 are collectively referred to as our “Named Executive Officers.”  Members of our senior management, including the Chief Executive Officer and employees at the Executive Vice President level, are collectively referred to as “executive officers.” The compensation programs described below apply in many cases to larger groups of the Company’s employees other than the Named Executive Officers.

    As described more fully in Proposal Three, below, the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules.  The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers, every 1, 2 or 3 years.  After careful consideration of these new requirements, the Compensation Committee and Nominating and Corporate Governance Committee of our Board of Directors recommended to our Board that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and the Board of Directors approved that recommendation.  As set forth in Proposals Three and Four, below, this year you will have an opportunity to vote on both of these proposals.

Compensation Philosophy and Objectives

    Our senior management compensation plan is designed to attract, motivate and retain our management talent and to reward our management for strong Company performance and successful execution of our key business plans and strategies. We believe that our compensation philosophy aligns management incentives with the long-term interests of our stockholders.

    We compensate our senior management, including the executive officers, through a mix of base salary, annual incentive bonus and equity compensation that ties pay to performance and is designed to provide pay that is competitive with individuals holding comparable positions and providing similar results at companies of similar size, value and complexity.  While the mix of these elements varies by an employee’s level in the organization, a majority of the potential compensation for senior management, consistent with our compensation philosophy, is considered “at risk” based on Company and individual performance.

    In 2010, approximately 76% of Mr. Sarvary’s compensation was at risk dependent on performance, and approximately 57% - 62% of the other Named Executive Officers’ compensation was at risk dependent on performance.  We currently provide long-term incentives in the form of annual equity compensation grants, but we do not offer deferred compensation plans or retirement plans (other than our 401K plan, which is available on the same terms to all eligible employees).

Compensation Process

    The Compensation Committee reviews our Chief Executive Officer’s compensation annually and makes determinations regarding annual merit increases and other changes in salary, incentive bonus and equity compensation.

    The Chief Executive Officer reviews the compensation of the other executive officers annually and makes recommendations to the Compensation Committee regarding annual merit increases, annual incentive bonuses and equity compensation with respect to our executive officers, which are further discussed below. The Board, upon recommendation of the Compensation Committee, reviews and approves the compensation for our executive officers other than our Chief Executive Officer.

    The executive officers meet annually to review the performance of each senior manager and subsequently meet with the appropriate senior manager to review the performance of each applicable employee of the Company. The conclusions reached and recommendations made with respect to employees other than executive officers, including salary adjustments and annual incentive bonuses, are based on the reviews and presented to the Chief Executive Officer for approval, with any equity awards to be approved by the Compensation Committee, with respect to the CEO, and Board of Directors, with respect to all other awards.

    Overview

    In developing our Company’s compensation structure, the Compensation Committee has sought to develop a compensation program for its senior management, including executive officers, which would reward achievement of corporate and business unit financial and strategic objectives and align the interests of management with those of stockholders.  To achieve this goal, the Compensation Committee has retained outside consultants to provide advice with respect to the Company’s compensation structure for its executive officers and compensation levels compared to a peer group.

    Use of Outside Consultants and Peer Groups

    Since 2005, the Compensation Committee has periodically engaged Frederic W. Cook & Co., Inc. (Cook), an executive compensation consultant, to assist in the evaluation of our overall compensation structure.  Through these engagements, Cook has provided comparative analyses of the Company’s overall compensation structure, specifically reviewed the compensation of our Named Executive Officers and has developed a comparative peer group for the Company. The Cook studies have covered total direct compensation including base salaries, annual incentive bonuses and long-term incentive compensation, as well as competitive trends and practices in executive compensation.  In subsequent years Cook has updated its analyses of the Company’s overall compensation structure, updated its evaluation of our peer group companies and assisted the Committee in analyzing the compensation structure for the Company’s Chief Executive Officer position.

    Cook maintains no other direct or indirect business relationship with the Company. All executive compensation services provided by the consultant are conducted under the direction and authority of the Compensation Committee.

    Peer Group

    In selecting peer group companies for use in comparative analyses of compensation, Cook has historically included branded consumer product companies, with a focus on premium brands, that had comparable annual revenues to Tempur-Pedic. Net income and market capitalization were used as secondary criteria. Each year, Cook reviews and, if appropriate, recommends updates to the peer group.  While consistency from year to year is desirable, the Compensation Committee reviews these peer group recommendations from year to year and makes updates to the peer group as appropriate.

    In the August 2009 Cook Report, Cook recommended that Carter’s and Warnaco Group, two companies meeting the peer group criteria, be added.  Set forth below is the peer group of branded consumer products companies used by Cook to assess the competitiveness and cost effectiveness of our executive compensation plan in the January 2010 Cook Report. The January 2010 Cook Report was used in connection with establishing base salary, target annual incentive bonus and target levels of equity compensation to be earned in 2010.

Callaway Golf Carter’s Central Garden & Pet Columbia Sportswear Deckers Outdoor Elizabeth Arden Ethan Allen	Fossil Guess Herman Miller Movado Group Nautilus Nu Skin Enterprises	Sealy Select Comfort Timberland Tupperware Brands Under Armour Warnaco Group Wolverine World Wide

    Cook reviewed the peer group companies once again in October 2010 and presented recommendations for changes to the Committee in the January 2011 Cook Report.  The selection criteria were updated to add a focus on premium branded consumer product companies with similar profitability and growth potential, in addition to similar levels of annual revenues. This evolution in criteria led to the removal of seven companies and the replacement with seven companies that met these enhanced criteria. The 2011 peer group consisted of the following twenty companies:

Aaron’s Alberto-Culver Carter’s Crocs Columbia Sportswear Deckers Outdoor Fossil	Gildan Activewear Guess Lululemon Athletica Nu Skin Enterprises Polaris Sealy Select Comfort	Steve Madden Timberland Tupperware Brands Under Armour Warnaco Group Wolverine World Wide

Compensation Components

    Based on our compensation philosophy, the three principal components of our compensation include the following:

Base Salary
Annual Incentive Bonus
Long-Term Incentives

    Overall, the Compensation Committee seeks to strike a balance among these three components, with an emphasis on ensuring that a majority of the total potential compensation for the Company’s executive officers is significantly at risk and tied to overall Company performance.

  Base Salary

    In determining the annual base salary for our senior management, including each of our Named Executive Officers, our goal is to provide a reasonable level of guaranteed compensation that is set at a competitive level, generally near the market median for each executive.  Each individual’s initial or starting base salary is a result of the person’s previous experience, prior compensation history and the current compensation level of other senior managers within the Company with similar experience and responsibility.

    At the beginning of each year, all of our employees, including each of our executive officers, are required to establish individual objectives. These objectives are used in connection with performance reviews, salary increases and annual bonuses. Each employee’s set of objectives is approved by his or her supervising manager and must be consistent with our core values and strategic objectives. In the case of Mr. Sarvary, our President and Chief Executive Officer, the goals and objectives are approved by the Compensation Committee. All other executive officers’, including the Named Executive Officers’, objectives are initially approved by the Chief Executive Officer, subsequently reviewed by our Compensation Committee and upon recommendation from the Compensation Committee, approved by the Board. Each employee’s performance is reviewed annually and merit increases to an individual’s base salary are aligned with overall Company and individual performance and successful execution of their individual objectives as well as peer group benchmarks. With respect to our employees, including our Named Executive Officers, the base salary increase in any year is based on prevailing market practices, economic conditions and individual performance measurements.

    In 2009 and 2010, guided by the results of the respective Cook Reports and in consideration of the uncertain macroeconomic environment, the Compensation Committee determined that the salaries for each of our Named Executive Officers would not be changed. The salaries for these executive officers, including the Chief Executive Officer and the other Named Executive Officers, continued to be near the median of the peer group. Based on the January 2011 Cook Report and in light of the Company’s outstanding operating results in 2010, the Compensation Committee determined that certain salary increases and adjustments in 2011 for this group of executives were appropriate. The salary of Mr. Sarvary, our CEO, was increased by 5% by the Compensation Committee, while the salaries of other Named Executive Officers were increased by 4.0% to 6.1% after recommendation by the Compensation Committee and approval by the Board of Directors. In addition, based on peer group comparisons, the Committee and the Board made additional adjustments to the salaries of Mr. Anderson and Mr. Williams to position them closer to the median. The table below details those changes:

Named Executive Officer	Merit Increase	Peer Group Adjustment
Mark Sarvary	5.0%	--
Dale E. Williams	5.0%	4.4%
Richard Anderson	6.1%	3.7%
Matthew D. Clift	6.1%	--
David Montgomery	4.0%	--

  Annual Incentive Bonus

    The annual incentive bonus is a lump-sum cash payment for each eligible senior manager.  The amount of the bonus is linked to the achievement of specific financial and operating targets or strategic initiatives.  Our senior managers are eligible to receive annual incentive bonuses set at a targeted percentage of their base salary. The Compensation Committee believes senior management, including the Named Executive Officers, who hold positions affording them the authority to make critical decisions affecting the Company’s overall performance, should have a material percentage of their annual compensation contingent upon the Company’s performance, with the Chief Executive Officer’s percentage at a higher level than the other Named Executive Officers.

    Overview

    Since 2008, the Compensation Committee’s practice has been to set the targeted annual incentive bonus level for the Chief Executive Officer at 100% of his base salary and the targeted annual incentive bonus level for each of the other Named Executive Officers at 55% of his or her base salary, with an actual bonus award based on the achievement of the performance criteria amounting to more or less than the target amount.  These levels were confirmed to be at or near the competitive median by Cook reports delivered at the end of 2009 and in 2010. Based on the comparison to the peer group in the January 2011 Cook Report, the Compensation Committee decided to maintain the targeted annual incentive bonus percentage in relation to each executive’s base salary at these same levels. For the Chief Executive Officer, this target bonus percentage took into consideration the Chief Executive Officer’s overall responsibility for the performance of the Company.  The following table sets forth the targeted annual incentive bonus levels for each Named Executive Officer shown as a percentage of his base salary:

	Targeted Annual Incentive Bonus
Named Executive Officer	2011	2010
Mark Sarvary	100%	100%
Dale E. Williams	55%	55%
Richard W. Anderson	55%	55%
Matthew D. Clift	55%	55%
David Montgomery	55%	55%

            For 2010, the annual incentive bonus for our Named Executive Officers was comprised of three components: (i) a Company goals component based on specific Net sales and diluted Earnings Per Share (EPS) targets, (ii) a Company goals component based on divisional performance that aligns with the divisional focus of each executive and (iii) an Individual goals component based on the successful execution of individual objectives established at the beginning of each year as determined in the discretion of the Compensation Committee or the Board of Directors, as applicable.  The 2010 Company goals, Divisional goals and Individual goals were developed and established in February 2010. The Company goal component of the bonus based on Net sales and EPS represented 50% of the total target bonus, the Company goal component based on divisional goals represented 25% of the total target bonus and the Individual goals component represented 25% of the total target bonus.

    The Company Net sales/EPS goal component of the annual incentive bonus was established using a matrix to allow for payments between 0% and 200% for the targeted Net sales/EPS goal component.  A failure to meet the minimum requirement may result in no bonus payment with respect to the Net sales/EPS goal component.  In calculating the Net sales/EPS goal component payout, the Compensation Committee can consider material, unanticipated or unusual events that affect the financial targets in addition to achievement on the specific metrics and then makes a recommendation to the Board for approval.

    The divisional goal component was added in 2010 to create stronger ties to specific operating performance.  The specific targets are assigned based on each individual’s division. The North America and International divisions each have targets based on their division’s total revenue and Earnings Before Interest and Taxes (EBIT) performance.  Mr. Anderson and Mr. Montgomery's divisional goals were based on North America and International total revenue and EBIT, respectively.  Operations-based individuals, including Mr. Clift, are incented on achievements against their cost management targets and Gross margin performance.  Divisional targets for corporate-based individuals, including Messrs. Sarvary and Williams, are based on overall company cash flow.  A matrix is used for each of these divisional targets to determine payouts between 0% and 200% to determine this goal component.

    The Individual goals component of the annual incentive bonus for the Named Executive Officers is heavily weighted toward the successful completion of individual objectives.  In the case of the Chief Executive Officer, the goals and objectives are approved by the Compensation Committee. The goals and objectives for all of the other Named Executive Officers are initially approved by the Chief Executive Officer, subsequently reviewed by the Compensation Committee and, upon recommendation by the Compensation Committee, approved by the Board. The Individual goals component of the annual incentive bonus targets 100% payout for the achievement of an executive’s annual objectives.  Payments can range from no bonus payment to 200% of the targeted Individual goals component, based on individual performance. The determination of whether the Individual goals component of the bonus has been met and to what degree is based on the subjective determination of the Compensation Committee, and in exercising this discretion the Compensation Committee looks broadly at each executive’s performance against individual objectives and the overall performance of the applicable Named Executive Officers within their specific area of responsibility.

    The design and purpose of the Company goals components, represented by the Net sales/EPS targets and the divisional targets of the Company, and the purpose of the Individual goals component, represented by the achievement of individual targets, are to focus the Named Executive Officers on behaviors that support the overall performance and success of our Company.  Individual and Company goals are set with a reasonable level of difficulty that requires the Company and Named Executive Officers to perform at a high level in order to meet the goals and objectives. The likelihood of attaining these goals and objectives is not assured. Payouts in any year above 100% (target level) indicate significant accomplishment with performance above expectation.

    Achievement of Company Goals for 2010

    For Named Executive Officers, the annual incentive bonus plan design for 2010 was consistent with the Company’s final bonus plan for 2009.  The matrix expressed a range of targets for total Net sales (ranging from $900 million to $1.020 billion) and diluted EPS (ranging from $1.17 to $1.82) as established by the Compensation Committee.  At the time it established the targets for the Company goals component for 2010, the Compensation Committee believed that these targets were commensurate with the long-term growth objectives of our business and reflected a performance that would require strong operating execution and that the targets were challenging for the executives to achieve given the uncertain macroeconomic conditions at the beginning of 2010. Comparatively, in 2009, the total Net sales target ranged from $705 million to $855 million and the EBIT target ranged from $80 million to $155 million.  During 2010, the Company achieved Net sales of $1.1 billion and diluted EPS of $2.16.  As a result, each of the Named Executive Officers received the maximum bonus payout of 200% based on the targeted Net sales/EPS goal component.  Divisional performances against the North American Net sales/EBIT matrix and the Operations cost management/gross margin matrix were both significantly above the range of accomplishment targeted and both merited the maximum payout of 200% of the targeted component.  Divisional performance against the International Net sales/EBIT matrix was also above target and merited a bonus payout of 141% payout of its targeted component.  Divisional performance against the cash flow matrix was above the range of accomplished targeted and merited maximum payout of 200% of the targeted component.

    Achievement of Individual Goals for 2010

    The CEO and Named Executive Officers established individual objectives for 2010 based on business drivers and priorities and within the framework of the Company’s Five-Year Strategic Business Plan. This led to strong alignment and shared focus across the organization, according to the following areas of priority:

Deliver Financial Objectives

Evolve cost structure toward the strategic plan model
Optimize amount and use of cash flow

Strengthen Competitiveness

Manage company effectively in this uncertain business environment
Strengthen organization caliber and level of engagement
Address key infrastructure issues that are impeding growth
Enhance standing with external constituencies

Implement the Strategic Growth Initiatives

Make sure everyone knows they would sleep better on Tempur
Make sure there is a Tempur mattress and a pillow for everyone
Make sure Tempur is available to everyone
Make sure Tempur continues to deliver the best sleep

Mark Sarvary

    The individual objectives for the Individual goals component of the annual incentive bonus for 2010 for Mr. Sarvary, our Chief Executive Officer, included the following:

deliver gross margin at budgeted ratio;
achieve advertising and R&D performance at budgeted ratios;
generate budgeted cash flow;
evaluate and implement optimal use of cash flow;
manage the Company effectively in an uncertain environment;
solidify the effectiveness of the senior team;
drive understanding of the Tempur-Pedic vision; and
improve brand awareness and deliver key new products.

     In reviewing the Chief Executive Officer’s performance for 2010, the Compensation Committee concluded that Mr. Sarvary’s oversight of the Company’s performance and Mr. Sarvary’s individual achievements had been significant during this period.  The Compensation Committee cited the following achievements:

global sales increased by 33%;
gross margin and operating margin increased by 260 and 470 basis points respectively;
EPS increased by 90%;
most successful new product launch in Company history (Cloud in U.S.);
developed and tested Cloud for launch in International markets;
significant increase in market share;
effectively executed share repurchase while reducing debt/EBITDA ratio;
developed growth strategies for key International markets; and
increased Tempur-Pedic brand awareness in the U.S.

    The Compensation Committee noted that Mr. Sarvary had met virtually all of his Individual goals, with many being achieved at a high level of achievement in an uncertain business environment.  After the review of these achievements, the Compensation Committee determined and paid out 135% of Mr. Sarvary’s Individual goals component target, reflecting his achievements for 2010.

Dale E. Williams

    The individual objectives for the Individual goals component of the annual incentive bonus for 2010 for Mr. Williams, our Executive Vice President and Chief Financial Officer, included the following:

implement processes to closely monitor sales and EBIT to ensure appropriate spending and investment decisions;
evaluate and implement the optimal use of excess cash and cash flow;
create and adhere to a tight budget and adjust monthly to achieve targets;
improve finance bench strength through individual development and filling key roles; and
ensure financial analysis supports acquiring new customers and expanded customer relationships, and to identify 3rd party conversion opportunities.

    In 2010, Mr. Williams achieved or exceeded all of his Individual goals, including:

achieved budgeted ratios in support of revenue growth and EBIT performance;
executed the share repurchase plans while reducing debt/EBITA ratio for the year;
exceeded performance against budgeted financial targets each quarter;
improved financial support through finance team development and hiring;
successful development of next phase strategic plan details; and
completed acquisition of Canadian third party and China joint venture.

    In addition, the Compensation Committee concluded that Mr. Williams had been very successful in managing the Company’s capital structure, and these efforts were instrumental in positioning the Company for the current economic environment.  Accordingly, his Individual goals component was paid out at 140% of his target.

Richard W. Anderson

    The individual objectives for the Individual goals component of the annual incentive bonus for 2010 for Mr. Anderson, our Executive Vice President, President of North America, included the following:

manage North American financial objectives;
complete a transformation of the sales force to improve performance against key requirements;
improve web site and web marketing and selling capability;
increase awareness and preference for products in the U.S.;
introduce Cloud and Cloud Luxe and achieve year one sales and margin objectives and achieve distribution door and slot objectives.

    In 2010, Mr. Anderson achieved all of his Individual goals, including:

led the most successful product launch in company history with Cloud and Cloud Luxe;
exceeded North American Budget financial objectives;
continued and enhanced highly successful “Ask Me” marketing campaign;
achieved advertising, R&D budgets and gross margin targets;
implemented new sales organization performance requirements and tracking key performance measures;
implemented new e-commerce capabilities including order management and customer relations management technology;
significant improvement in product and brand awareness; and
exceeding distribution targets.

    Accordingly, Mr. Anderson’s Individual goals component was paid out at 152% of his target.

Matthew D. Clift

    The individual objectives for the Individual goals component of the annual incentive bonus for 2010 for Mr. Clift, our Executive Vice President of Global Operations, included the following:

reduce inventories and improve cash cycle;
create and adhere to a tight budget and review/adjust monthly;
improve factory key performance measures;
implement IT strategy plans;
coordinate global product development to support new product launches; and
complete network consolidations.

     In 2010, Mr. Clift achieved all of his Individual goals, including:

improved full year cash cycle outlook against targets
attained all financial metrics at or better than budget;
delivered all key performance indicators at the factory level to improve productivity and utilization;
implemented major technology projects; and
effectively supported new product launches.

    Accordingly, his Individual goals component was paid out at 136% of his target.

David Montgomery

    The individual objectives for the Individual goals component of the annual incentive bonus for 2010 for Mr. Montgomery, our Executive Vice President, President of International Operations, included the following:

manage international financial objectives;
improve margins;
implement business review process for global business units;
position the China market for growth and achieve sales targets;
establish marketing and advertising strategy for global markets and utilize consumer research to identify mattress and pillow development opportunities.

    In 2010 Mr. Montgomery’s accomplishments included:

achieved gross margin and advertising targets;
achieved cash flow target;
implemented focused business reviews with global team to improve detailed focus on targets;
joint venture targets achieved and conversion of subsidiaries were ahead of schedule;
developed comprehensive plans for Europe and China markets; and
Sensation product successfully launched and plans established to launch Cloud line in 2011.

    Balancing his achievements against all of his Individual goals, Mr. Montgomery’s Individual goals component was paid out at 127% of his target.

   Annual Incentive Bonus Plan Payments for 2010

    Based on the relative weight of the Company goals component based on Net sales/EPS (50%), the Company divisional goals (25%) and the Individual goals component (25%), each Named Executive Officer, received a percentage of his overall incentive bonus target for 2010 as follows:

Named Executive Officer	Percentage of Overall Incentive Bonus Target
Mr. Sarvary	184%
Mr. Williams	185%
Mr. Anderson	188%
Mr. Clift	184%
Mr. Montgomery	167%

    Special Bonus for 2010

    Due to the extraordinary business results achieved by the Company during 2010, the Compensation Committee created and the Board of Directors approved a special one-time incremental bonus to reward individuals for overall Company achievement and to motivate employees to perform with continued excellence. Based on the exceptional Company performance in 2010, with sales growth of 33% over the previous year, EPS growth of 90% and above budget achievement on virtually all operating and business development metrics, a special award was provided to Named Executive Officers and all bonus-eligible employees in the Company. This one-time program paid out to bonus-eligible individuals an additional 10% of their target bonus above their earned bonus payout. This program recognized any caps that were defined for the individual’s program at the beginning of the year, so that no individual could earn a bonus payout of more than 200% of target. As a result of this special bonus for 2010, final bonus payouts to our Named Executive Officers were 10 percentage points higher than those displayed in the chart above.

  Equity Compensation

    Members of senior management, including our Named Executive Officers, are eligible to receive equity compensation awards under our equity incentive plans. We believe that providing equity awards as a component of compensation for senior managers aligns the interests of senior managers with the interests of our stockholders by focusing executives on the long-term growth of the Company, and not short-term individual performance. In addition, we believe that equity grants provide an additional method of compensation where the return for each senior manager is directly tied to stockholders’ return on their investment.

    Our compensation philosophy for long-term incentives is to target grant-date award value somewhat above the median of the peer group at each level of the Company, unlike annual salary and annual incentive bonus targets which are generally set at market median.  The Compensation Committee and the Board of Directors view Tempur-Pedic as a growth company and seek to attract, retain and motivate growth-oriented executives and employees that focus on long-term value creation by targeting somewhat higher than median long-term incentive grant values.

    Historically, our long-term incentive compensation program for the Named Executive Officers, consisted of intermittent multi-year grants of stock options with a four year vesting period, based on continued employment.  The value of these awards was at or above the median for the peer group after spreading the value of our four-year option grants across the relevant four years.  In contrast, members of senior management other than executive officers typically received annual stock option grants based on their job level at the time and their individual and Company performance for the year.

   In 2009, the Compensation Committee decided generally to transition away from intermittent multi-year grants for executive officers and to move in steps towards an annual grant cycle.  This approach is consistent with the majority of peer group companies, and the Compensation Committee believes it will provide superior motivation and retention for key executives, while continuing to cause executives to maintain a long-term business focus aligned with the interests of stockholders. In 2009, the stock option grants to the Named Executive Officers, other than Mr. Sarvary, were intended to cover a two-year period, rather than the four-year period for previous grants. The 2009 stock option grants to these executive officers vest over four years. Mr. Sarvary, our CEO, received a four-year stock option grant upon his joining the Company in 2008. These options also vest over four years.

    Starting in 2010, the Committee continued its transition process by making the following additional changes to the long-term incentive compensation program design:

    Grant guidelines determined using grant-date fair value, rather than fixed number of shares.

  Prior to this change, at senior management levels in the Company, equity compensation and long-term incentives were based on a range around a fixed number of stock options at various levels.  The Compensation Committee found that such awards often created large variability in compensation cost to the Company and value to the recipient based on the market price of the Company’s common stock at the time of grant.  Therefore, the Compensation Committee decided to determine annual grants using guidelines based on a range of grant-date fair value established by position.

    Long-term incentives tied to both share price and operational performance.

The Compensation Committee also desired to have a portion of the long-term incentives reward and incent the successful implementation of longer term operating strategies and business performance.

  In 2010, the Compensation Committee introduced a new long-term incentive grant type, performance-based restricted stock units (PRSUs), which are designed to reward participants for the successful achievement of our multi-year sales growth and profit objectives, using a currency (Company common stock) that is strongly aligned with stockholders’ interests.

    In order to implement these changes in long-term incentive compensation, the Compensation Committee determined that all eligible recipients of long-term incentive awards for 2010 other than executive officers would receive 50% of the value of the grant in the form of options and 50% in the form of PRSUs.  The stock options vest over a three year period. The PRSUs vest if certain three-year sales growth and earnings before interest and taxes (EBIT) margin objectives are achieved. Based on these metrics, the payout of the award at the end of the performance period will range from no payout to up to three times the target number of PRSUs. Sales and EBIT margin objectives were chosen to support the Company’s long-term strategic goal to achieve an aggressive net sales target by 2014.  At the time it established the targets in February 2010, the Compensation Committee believed that these targets were directly linked to the long-term growth objectives of our business.  The Compensation Committee also believed the targets require strong operating execution and are challenging for the executives to achieve.

    In February 2010, the Compensation Committee granted to the Named Executive Officers solely the PRSU portion of the long-term incentive program because these executive officers had received multi-year option grants in 2008 (CEO) or 2009 (Executive Vice Presidents) that were meant to cover  2010. The Compensation Committee believed it was important for the executive officers, as leaders of the Company, to participate in the first year of this new performance incentive program.   The 2010 PRSU grants to the Named Executive Officers are set forth below:

Named Executive Officer	Date of Grant	Performance Restricted Stock Unit Awards (1)
Mark Sarvary	2/22/2010	35,224
Dale E. Williams	2/22/2010	7,221
Richard W. Anderson	2/22/2010	7,221
Matthew D. Clift	2/22/2010	7,221
David Montgomery	2/22/2010	7,221
 (1) Recipients of PRSUs may earn a total award ranging from 0% to 300% of the initial grant. Actual payout under this program is dependent upon the achievement of certain financial goals, based on Net sales and EBIT margin targets.

    Each year, the Compensation Committee determines the appropriate target grant value to award the executive officers and also evaluates the appropriate grant type mix to use to deliver the desired target grant value. As part of its evaluation, the Compensation Committee noted that by February 2011 the Black-Scholes value of stock options for the Company had increased significantly as a percentage of the Company’s stock price and to a ratio significantly higher than the peer group average.  As a result, the relationship between the value of a stock option award to the recipient and the cost of this award to the Company had become less efficient than in previous years.  Therefore, the Compensation Committee, after thorough analysis and discussion, decided to modify the mix of stock options and PRSUs for 2011 awards from 50% for each grant type to 75% for PRSUs and 25% for stock options.  The 2011 PRSU program is consistent with the design of the 2010 program in that the number of shares a participant may earn ranges from 0 to 300% of target, based on achievement of Net sales and EBIT margin objectives.  The Compensation Committee and the Board continue to believe that PRSUs are strongly aligned with stockholder return.  Value realized by participants will vary not only with the Company’s performance against three-year goals, but also with the performance of our share price.  In this way, PRSUs strongly align the interests of management with stockholders.  Stock options remain a component of the long-term incentive program in 2011 and also align the interests of management with stockholders.

The Committee will continue to evaluate long-term incentive grant alternatives in future years and will choose the most appropriate mix of awards to best support our business and compensation objectives for a particular performance period.

In February 2011, the Compensation Committee granted the following stock options and PRSU awards to the Named Executive Officers:

Named Executive Officer	Date of Grant	Stock Options (1)	Target Performance Restricted Stock Unit Awards (2)
Mark Sarvary	2/22/2011	—	26,778
Dale E. Williams	2/22/2011	6,082	9,640
Richard W. Anderson	2/22/2011	6,082	9,640
Matthew D. Clift	2/22/2011	6,082	9,640
David Montgomery	2/22/2011	6,082	9,640

(1)
Each of the stock option awards granted in February 2011 has an exercise price of $46.68 and vests in three equal annual installments beginning on the first anniversary date of the date of the grant and every year thereafter until all the shares are vested.  In addition, if a change of control of the Company occurs and the Named Executive Officer’s employment is terminated but not for cause or if he resigns for good reason (in each case as defined in his employment agreement) within twelve (12) months after the occurrence of a change of control, the next annual installment of shares will accelerate and vest as of the date of termination of employment.

(2)	Recipients of PRSUs may earn a total award ranging from 0% to 300% of the initial grant. Actual payout under this program is dependent upon the achievement of certain financial goals, based on Net sales and EBIT margin targets. As in 2010, Mr. Sarvary’s equity grant in 2011 is only for the PRSU portion of the long-term incentive program, as he will be in the fourth and final year of his multi-year stock option grant awarded when he joined the Company in June 2008.

Executive Stock Ownership Guidelines

    In January 2008, our board of directors adopted minimum stock ownership guidelines for our executive officers and directors. The principal objective of the guidelines is to enhance the linkage between the interests of stockholders and our executive officers and directors through a minimum level of stock ownership.  The current guidelines provide that, within 5 years, the Chief Executive Officer should own shares valued at an amount equal to 5 times his base salary, and that all other executive officers should own shares valued at an amount equal to three times the executive’s base salary.  Our directors also are required to own, within five years, shares valued at an amount equal to four times the director’s annual cash retainer.  The value of holdings of stock as well as vested options, restricted shares, restricted stock units, deferred stock units and performance units (for purposes of this paragraph “derivative securities”) are based on the average closing price of the Company’s common stock on the NYSE for the most recent period from February 15 through May 14.  The number of shares underlying derivative securities that may be included in the value of the holdings is calculated net of the number of shares necessary to cover estimated taxes, and, if applicable, the exercise price.  Until the guidelines are met, executive officers and directors are permitted to sell up to 50% of the total number of shares granted to them under the Company’s compensation plans that have vested.  The 50% limit includes shares sold or surrendered to pay taxes associated with the vested shares and shares sold or surrendered to pay the exercise price of stock options. A director or executive officer may exceed the 50% limit if necessary to pay taxes incurred due to vesting of deferred stock units or restricted stock units.

Other Benefits

    We offer a 401K plan to all of our eligible employees, including our senior management and Named Executive Officers. The plan is designed to allow employees to defer current earnings and recognize them later in accordance with statutory regulations when their individual income tax rates may be more beneficial. The Company typically matches 100% of the first three percent of each participating employee’s salary that is deferred and 50% of the fourth and fifth percent of salary deferred. However, the decision to make the match is at the sole discretion of the Company. The Company made the matching contribution in 2010 for all participating employees.

    The Company does not offer any other defined contribution or defined benefit pension plans. There are no alternate plans in place for senior management.

    The Company also has various broad-based employee benefit plans. Named Executive Officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may apply. Executive officers, including the Named Executive Officers, receive an annual car allowance.

    Each of our Named Executive Officers is a party to an employment agreement with the Company. These employment agreements provide for severance arrangements in the event of termination of employment in certain circumstances and also provide for non-competition, non-solicitation and confidentiality agreements. These severance arrangements are discussed in more detail below under “Potential Payments upon Termination or Change in Control.” The employment agreements for the Named Executive Officers were put in place at the time they became employees with the Company (in certain cases, prior to the Company’s initial public offering in 2003). We believe that these agreements, including the severance provisions, are necessary to allow us to be competitive in recruiting and retaining top talent for executive officer positions. The Compensation Committee believes that the employment agreements in place for its executive officers are appropriate for the needs of the Company.  However, as part of its analysis of the reasonableness of each individual element of compensation and each Named Executive Officer’s compensation package as a whole, the Committee expects that it will periodically conduct an analysis of each of these arrangements for reasonableness and market competitiveness.

Tax and Accounting Implications

  Deductibility of Compensation

    Section 162(m) of the Code limits the Company’s deduction for compensation paid to the executive officers named in the Summary Compensation Table, other than the Chief Financial Officer, to $1 million unless certain requirements are met. For 2010, the requirements for deductible compensation under Section 162(m) were met for all executive officers except Mr. Sarvary, whose 2010 compensation exceeded the 162(m) threshold by approximately $80,000.  For 2010, Mr. Sarvary, like other bonus-eligible management employees, participated in the special bonus program.  In addition, as described in the Summary Compensation Table, below, the portion of Mr. Sarvary’s regular 2010 incentive compensation dependent on achievement of individual goals does not qualify as performance-based under 162(m).  In light of the extraordinary business results achieved by the Company in 2010 the Compensation Committee determined that it was appropriate to pay the compensation despite the Section 162(m) impact.  The policy of the Compensation Committee with respect to Section 162(m) is to establish and maintain a compensation program that will optimize the deductibility of compensation. However, the Compensation Committee may exercise its right to use judgment, where appropriate, to respond to changing business conditions or to an executive officer’s individual performance, to authorize compensation which may not in a specific case be fully deductible by the Company.

  Accounting for Stock-Based Compensation

    The Company accounts for stock-based payments, including its 2002 Stock Option Plan and the 2003 Equity Incentive Plan, in accordance with FASB ASC 718, “Stock Compensation.”

COMPENSATION COMMITTEE REPORT

    The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur-Pedic International specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (Securities Act), or the Exchange Act.

    The Compensation Committee is comprised entirely of independent directors.  The Compensation Committee has reviewed the Compensation Discussion and Analysis section required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by,

COMPENSATION COMMITTEE
Peter K. Hoffman (Chair)
Frank Doyle
John A. Heil
Sir Paul Judge

THE COMPANY’S OVERALL COMPENSATION APPROACH AND RISK INCENTIVES

    The Compensation Committee considers, in establishing and reviewing compensation programs, whether the programs encourage unnecessary or excessive risk taking and has concluded that they do not. Base salaries are fixed in amount and thus do not encourage risk taking.  In 2010, employees were also eligible to receive a portion of their total compensation in the form of “at risk” compensation opportunities, including the annual incentive bonus and, for senior managers, the long-term incentive awards.  The portion of “at risk” compensation increases as an employee’s level of responsibility within the Company increases.  While the annual incentive bonus awards focus on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the Company’s annual incentive bonus program represents only a portion of eligible employees’ total compensation opportunities. The Compensation Committee believes that the annual incentive bonus program appropriately balances risk and the desire to focus eligible employees on specific short-term goals important to the Company’s success, and that it does not encourage unnecessary or excessive risk taking.

    The majority of “at risk” compensation provided to senior managers is in the form of long-term equity awards that help further align senior managers’ interests with those of the Company’s stockholders. The granting of these awards is generally on an annual and therefore overlapping basis, and these grants are subject to multi-year vesting schedules.  As described above, the long-term equity awards are comprised of stock options and PRSUs.  The ultimate value of the stock option awards is tied to the Company’s long-term stock price performance, while the value of the PRSU awards is dependent both on the Company’s operating results over a three-year period and the price performance of our stock .  Based on this long-range focus, the Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking.

    As more fully described above, the Company maintains stock ownership guidelines applicable to executive officers and members of the Board of Directors intended to encourage long-term ownership of a significant amount of Tempur-Pedic stock in order to promote a long-term “owner’s” view of our business.  The Committee believes the Company’s compensation programs encourage employees to strive to achieve both the short and long-term goals that are important to the Company’s success without promoting unnecessary or excessive risk taking.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Tempur-Pedic International for the year ended December 31, 2010 of those persons who served as (i) our principal executive officer during the year ended December 31, 2010, (ii) our principal financial officer during the year ended December 31, 2010 and (iii) our other three most highly compensated executive officers for the year ended December 31, 2010. We refer to our principal executive officer, principal financial officer and the other three most highly compensated executive officers collectively as our “Named Executive Officers.”

Summary Compensation Table
						Non-Equity
		Salary	Bonus	Stock Awards	Option Awards	Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)	($) (1)	($) (2)	($) (2)	($) (1)	($) (3)	($)
Mark Sarvary — President and Chief Executive Officer	2010	$750,000	$330,000	$1,000,000	$—	$1,125,000	$17,898	$3,222,898
	2009	750,000	383,500	—	—	987,000	15,155	2,135,655
	2008	360,577	218,750	—	2,412,000	175,000	104,115	3,270,442
Dale E. Williams— Executive Vice-President and Chief Financial Officer	2010	340,000	84,150	205,000	—	280,500	17,898	927,548
	2009	340,000	75,735	—	405,000	246,092	14,909	1,081,736
	2008	341,601	68,567	—	204,000	—	17,230	631,398
Richard W. Anderson — Executive Vice-President, President North America	2010	328,000	86,592	205,000	—	270,600	17,898	908,090
	2009	328,000	73,062	—	337,500	237,406	21,415	997,383
	2008	328,700	54,120	—	902,000	—	20,645	1,305,465
Matthew D. Clift — Executive Vice-President, Global Operations	2010	360,000	87,120	205,000	—	297,000	17,898	967,018
	2009	360,000	74,844	—	472,500	260,568	24,313	1,192,225
	2008	360,795	66,000	—	204,000	—	17,230	648,025
David Montgomery — Executive Vice-President, President of International Operations (4)	2010	371,067	89,358	205,000	—	287,223	75,356	1,028,004
	2009	375,865	64,152	—	405,000	260,568	70,807	1,176,392
	2008	444,613	60,439	—	204,000	—	81,254	790,306

(1)	Bonus and Non-Equity Incentive Plan Compensation payouts were earned in 2010 and paid in 2011 pursuant to the 2010 Executive Incentive Bonus Plan. As described in the “Compensation Discussion and Analysis,” the amount paid upon the achievement of the Individual goals and a special bonus for 2010 appear in the column “Bonus” and the amounts paid upon the achievement of the Company goals and Divisional goals appear in the column “Non-equity Incentive Plan Compensation.”

(2)
For stock awards and stock options granted, the value set forth is the grant date fair value, in accordance with FASB ASC 718. See Note 9 “Stock-based Compensation” to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for a complete description of the valuations. Stock awards include performance restricted stock units (PRSUs), as described in the Compensation Discussion and Analysis. The grant date fair value displayed represents the value at the grant date based upon the probable outcome of the performance conditions set forth in the PRSU award. The maximum value of the awards for each Named Executive Officer is as follows: Mr. Sarvary, $3,000,000 and Messrs. Williams, Anderson, Clift and Montgomery, $615,000 individually.

(3)	Represents amounts paid on behalf of each of the Named Executive Officers for the following three respective categories of compensation: (i) premiums for life, accidental death and dismemberment insurance and long-term disability benefits, (ii) contributions to our defined contribution plans and (iii) car allowance. Amounts for each of the Named Executive Officers for each of the three respective preceding categories are as follows:

Named Executive Officer	Insurance Premiums and Disability	Contributions to Defined Contribution Plans	Car Allowance
Mark Sarvary	$898	$9,800	$7,200
Dale E. Williams	898	9,800	7,200
Richard W. Anderson	898	9,800	7,200
Matthew D. Clift	898	9,800	7,200
David Montgomery	11,621	37,107	23,192

Mr. Montgomery also received tax preparation fees in the amount of $718 which is included under “All Other Compensation” for the year ended December 31, 2010.

(4)	Mr. Montgomery’s salary is paid in British Pounds (₤) and is converted to United States Dollars ($) using the monthly payments translated at the monthly average rate for each month in the year ended December 31, 2010. Mr. Montgomery’s Non-Equity Incentive Plan Compensation is denominated in British Pounds and has been converted to United States Dollar using the spot conversion rate for the date paid to Mr. Montgomery.

Grants of Plan-Based Awards

The following table provides information about annual and long term incentive award opportunities granted to our Named Executive Officers during 2010.  These incentive award opportunities are described in the Compensation Discussion and Analysis section of the proxy statement under “Compensation Components – Annual Incentive Bonus” and “Compensation Components – Equity Compensation.”

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and
Named Executive Officer/Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Option Awards ($)(3)
Mark Sarvary
Annual Incentive Bonus	1/13/10	—	750,000	1,500,000
Stock Award	2/22/10	—			—	35,224	105,672	1,000,000
Dale E. Williams
Annual Incentive Bonus	1/13/10	—	187,000	374,000
Stock Award	2/22/10	—			—	7,221	21,663	205,000
Richard W. Anderson
Annual Incentive Bonus	1/13/10	—	180,400	360,800
Stock Award	2/22/10				—	7,221	21,663	205,000
Matthew D. Clift
Annual Incentive Bonus	1/13/10	—	198,000	396,000
Stock Award	2/22/10				—	7,221	21,663	205,000
David Montgomery
Annual Incentive Bonus (4)	1/13/10	—	212,865	425,730
Stock Award	2/22/10				—	7,221	21,663	205,000

(1)
These columns show the 2010 annual award opportunities under the Annual Incentive Bonus Plan for Senior Executives. They do not reflect the actual amounts paid out under the program which are included in the Summary Compensation Table and discussed in detail in the Compensation Discussion and Analysis Section under “Compensation Components – Annual Incentive Bonus”.

(2)
These columns show the 2010 stock awards which include performance restricted stock units (PRSUs). These awards vest on December 31, 2012 and actual payouts are dependent upon performance metrics set forth by the Company. These awards are discussed in detail in the Compensation Discussion and Analysis Section under “Compensation Components – Equity Compensation”.

(3)
This column shows the grant date fair value of the PRSU award in accordance with FASB ASC 718. See Note 9 “Stock-based Compensation” to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for a complete description of the valuations. The grant date fair value displayed represents the value at the grant date based upon the probable outcome of the performance conditions set forth in the PRSU award.

(4)	Mr. Montgomery's salary is paid in British Pounds (₤). As a result, the Annual Incentive Bonus threshold, target and maximum opportunities were converted to United States Dollars ($) based on the exchange spot rate on the date the award was granted (January 13, 2010).

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth the outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2010 for each of our Named Executive Officers. The table also sets forth unvested stock awards assuming a market value of $40.06, the closing market price of our common stock on December 31, 2010.

	Option Awards					Stock Awards
						Equity Incentive Plan Awards:		Equity Incentive Plan Awards:
	Number of Securities Underlying Unexercised	Number of Securities Underlying Unexercised		Option	Option	Number of Unearned Shares, Units or		Market or Payout Value of Unearned Shares, Units or
Named Executive Officer	Options(#) Exercisable	Options (#) Unexercisable		Exercise Price ($)	Expiration Date	Other Rights that Have Not Vested (#)		Other Rights That Have Not Vested ($)
Mark Sarvary	420,000	450,000	(1)	$7.81	6/30/2018
						70,448	(9)	$2,822,147
Dale E. Williams	203,125	46,875	(2)	13.47	6/28/2016
	50,000	—	(3)	11.76	5/15/2018
	45,000	135,000	(4)	6.14	2/27/2019
						14,442	(9)	578,547
Richard W. Anderson	25,000	—	(5)	13.16	7/18/2016
	45,000	—	(6)	20.27	12/21/2016
	50,000	50,000	(7)	20.02	1/29/2018
	50,000	—	(3)	11.76	5/15/2018
	37,500	112,500	(4)	6.14	2/27/2019
						14,442	(9)	578,547
Matthew D. Clift	100,000	—		19.30	12/1/2014
	60,000	—		12.37	12/15/2015
	52,500	157,500	(4)	6.14	2/27/2019
						14,442	(9)	578,547
David Montgomery	328,125	21,875	(8)	13.47	6/28/2016
	50,000	—	(3)	11.76	5/15/2018
	—	135,000	(4)	6.14	2/27/2019
						14,442	(9)	578,547

(1)	These options, granted on June 30, 2008, have a 10-year term and become exercisable in four equal installments over four years, beginning with the one-year anniversary date of the grant.
(2)
These options, granted on June 28, 2006, have a 10-year term. Twenty-five percent (25%) of these options became exercisable on July 7, 2008 and the remaining shares become exercisable in equal installments on a quarterly basis over the subsequent twelve (12) quarters.

(3)	These options, granted on May 15, 2008, have a 10-year term and become exercisable in two equal installments over two years, beginning with the one-year anniversary date of the grant.
(4)	These options, granted on February 27, 2009, have a 10-year life and became exercisable in equal installments over four years, beginning with the one-year anniversary of the grant date.
(5)	These options, granted on July 18, 2006, have a 10-year life and became exercisable in equal installments over four years, beginning with the one-year anniversary of the grant date.
(6)	These options, granted on December 21, 2006, have a 10-year life and became exercisable in equal installments over four years, beginning with the one-year anniversary of the grant date.
(7)	These options, granted on January 29, 2008, have a 10-year life and became exercisable in equal installments over four years, beginning with the one-year anniversary of the grant date.
(8)
These options, granted on June 28, 2006, have a 10-year term. Twenty-five percent (25%) of these options became exercisable on February 24, 2008 and the remaining shares become exercisable in equal installments on a quarterly basis over the subsequent twelve quarters.

(9)	These PRSUs, granted on February 22, 2010, cover a three-year performance period ending December 31, 2012 (the Designated Period). Payout of the awards is dependent upon the achievement of certain performance metrics within a range set forth by the Compensation Committee and the Board of Directors of the Company, and is to occur no later than the fifteenth day of the third month following the end of the Designated Period. The amounts in this column represent potential future payout of the PRSUs based on achievement of the performance metrics at a level necessary to earn two times the target award. These amounts do not necessarily represent the amount the Named Executive Officer will actually receive following the close of the Designated Period, which may be within a range from zero to three times the target award. These awards are discussed in detail in the Compensation Discussion and Analysis section under “Compensation Components – Equity Compensation.

Option Exercises and Stock Vested

     The following table sets forth certain information regarding options exercised during the year ended December 31, 2010, for our Named Executive Officers. No stock awards held by our Named Executive Officers vested during 2010.

	Option Awards
	Number of
	Shares Acquired on	Value Realized on
Named Executive Officer	Exercise (#)	Exercise ($)
Mark Sarvary	30,000	$824,311
Dale E. Williams	65,625	2,468,813
Richard W. Anderson	80,000	1,346,482
Matthew D. Clift	227,500	4,142,921
David Montgomery	45,000	1,042,650

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

    Tempur-Pedic International has entered into agreements and adopted plans that require us to provide compensation and/or other benefits to each Named Executive Officer in the event of that executive’s termination of employment under certain circumstances. The table below sets forth the amounts payable to each Named Executive Officer assuming the executive officer’s employment had terminated under various scenarios on December 31, 2010 (the last business day of fiscal 2010).

Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements

    The Company has entered into employment agreements with each of its Named Executive Officers, which are described below.  All other employees below the executive officer level are deemed to be “at will” employees and are not under contract.  Definitions of terms commonly used in the employment agreements and compensation plans are set forth below.

  Certain Definitions

    “Good Reason.” Mr. Sarvary’s employment agreement generally defines “Good Reason” as relocation of his principal workplace, his demotion from his position as Chief Executive Officer, or Tempur-Pedic International’s material breach of his employment agreement. The employment agreements for Messrs. Williams, Clift and Anderson generally define “Good Reason” as relocation of their principal workplace, or Tempur-Pedic International’s material breach of their employment agreements.

    “For Cause.”  The employment agreements for Mr. Sarvary generally define “For Cause” as the employee’s (a)  willful and continued failure to substantially perform the reasonably assigned duties with Tempur-Pedic International, (b)  material breach of his employment agreement which is not cured within 30 days after receipt of written notice of such breach, (c) material violation of any material written policy of Tempur-Pedic International, (d) willful misconduct which is materially and demonstrably injurious to Tempur-Pedic International, (e) conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony, or (f)  commission of an act of fraud, embezzlement, or misappropriation against Tempur-Pedic International, or a breach of fiduciary duty or the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to Tempur-Pedic International’s business.

    The employment agreements for Messrs Williams, Clift and Anderson each generally define “For Cause” as the employee’s (a) willful and continued failure to substantially perform his assigned duties with Tempur-Pedic International, (b) willful engagement in illegal conduct which is materially and demonstrably injurious to Tempur-Pedic International, (c) conviction of, or guilty plea or nolo contendere to, any felony, or (d) commission of an act of fraud, embezzlement, or misappropriation against Tempur-Pedic International, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to Tempur-Pedic International’s business.

    Mr. Montgomery’s employment agreement does not provide for a “For Cause” termination, but does provide that he can be immediately terminated upon written notice on a variety of grounds, including a serious breach of his employment agreement or any willful neglect in the discharge of his duties; he is guilty of fraud or dishonesty, conduct tending to bring himself or Tempur-International Limited into disrepute, conviction of criminal offence other than traffic violations not imposing custodial penalty; he becomes of unsound mind or a patient for purposes of any statute relating to mental health; he develops a drug or alcohol addiction; he breaches the rules or regulations of a regulatory authority relevant to Tempur-International Limited’s business or he refuses employment under an agreement of equal or better terms with a successor of Tempur-International Limited.

    “Change of Control.” The 2002 Stock Option Plan does not employ this term. However, under stock option award agreements entered into pursuant to that Plan, 50% of unvested stock options shall immediately vest upon (a) any sale of all or substantially all of the assets of Tempur-Pedic International and its subsidiaries, or (b) any merger or consolidation of Tempur-Pedic International, or any transaction as a result of which Tempur-Pedic International is acquired by the purchase of a majority of its outstanding Common Stock, as a result of which, in each such case, the holders of a majority of the outstanding Common Stock before such merger, consolidation or sale cease to hold, directly or indirectly, a majority of the Common Stock of Tempur-Pedic International or a majority of the common stock of the successor to Tempur-Pedic International immediately following such merger, consolidation or sale.

   Under the Amended and Restated 2003 Equity Incentive Plan, as amended, “Change of Control” is generally defined as (a) an acquisition of a third party, unless Tempur-Pedic International’s existing stockholders continue to hold at least 50% of the outstanding stock, (b) an acquisition of more than 50% of the total combined voting power of Tempur-Pedic International’s outstanding securities pursuant to a tender or exchange offer made directly to Tempur-Pedic International’s stockholders that the Board does not recommend the stockholders accept, (c) over a period of 36 consecutive months or less, there is a change in the composition of a majority of the Board, without the approval of existing Board members, or (d) if a majority of the Board votes in favor of a decision that a Change in Control has occurred.  The Amended and Restated 2003 Equity Incentive Plan provides, unless provided otherwise in the specific award agreement, that upon a change in control (a) any outstanding stock options or stock appreciation rights that are not fully exercisable shall accelerate and become exercisable with respect to 50% of those shares which are not then exercisable, (b) any risk of forfeiture applicable to restricted stock and restricted stock units which is not based on achievement of performance goals shall lapse with respect to 50% of the restricted stock and restricted stock units still subject to such risk of forfeiture, and (c) all outstanding restricted stock and restricted stock unit awards conditioned on the achievement of performance goals shall be deemed to have been satisfied as to a pro rata number of shares based on the assumed achievement of all relevant performance goals and the length of time within the performance period which has elapsed prior to the Change in Control.

  Employment Arrangements

    Mark Sarvary -- On June 30, 2008 we entered into an employment agreement with Mark Sarvary, providing for his employment as President and Chief Executive Officer of Tempur-Pedic International. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. Mr. Sarvary’s agreement provided for an annual base salary of $750,000, subject to annual adjustment by our Board of Directors beginning January 1, 2009, a variable performance bonus set to a target of Mr. Sarvary’s base salary if certain criteria are met, and options to purchase shares of our common stock. In addition, he received a hiring bonus of $200,000 to help defray certain reimbursement expenses not covered by the reimbursement of relocation expense policy offered to senior management, of which fifty percent was payable upon the commencement of his employment and fifty percent was paid upon the first anniversary of his employment.

    Dale E. Williams -- On March 5, 2008, we entered into an amended and restated employment agreement with Dale E. Williams, reflecting his promotion to Executive Vice President in 2007. The agreement provides for his employment as Executive Vice President, Chief Financial Officer and Secretary, or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may terminate the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. The agreement provided for an annual base salary of $225,000, subject to annual adjustment by our Board of Directors beginning January 1, 2004, a variable performance bonus set to a target of Mr. Williams’ base salary if certain criteria are met, and options to purchase shares of our common stock.

    Richard W. Anderson -- On July 6, 2006, we entered into an executive employment agreement with Richard W. Anderson, effective July 18, 2006, providing for his employment as Executive Vice President, President North America or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may terminate the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. The agreement provided for an annual base salary of $300,000, subject to annual adjustment by our Board of Directors beginning January 1, 2007, a variable performance bonus set to a target of Mr. Anderson’s base salary if certain criteria are met, a one-time hiring bonus and options to purchase shares of our common stock.

    Matthew D. Clift -- On December 1, 2004, we entered into an executive employment agreement with Matthew D. Clift, providing for his employment as Executive Vice President, Operations or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may terminate the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. The agreement provided for an annual base salary of $300,000, subject to annual adjustment by our Board of Directors beginning January 1, 2006, a variable performance bonus set to a target of Mr. Clift’s base salary if certain criteria are met, a one-time hiring bonus, options to purchase shares of our common stock, and a grant of restricted stock units.

   David Montgomery -- On September 12, 2003, we entered into an executive employment agreement with David Montgomery, effective February 24, 2003, providing for his employment as Executive Vice President and President, Tempur-International Limited, or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement provides that employment shall continue unless and until terminated by either party. Mr. Montgomery may terminate employment with six months written notice. We may terminate employment with 12 months written notice. The agreement provided for an annual base salary of £192,500, subject to an annual adjustment of our Board of Directors on or about January 1 of each year beginning with January 1, 2004, and a variable performance bonus set to a target of Mr. Montgomery’s base salary if certain criteria are met.

  Termination of Employment Arrangements and Change in Control Arrangements

    Each of the Company’s Named Executive Officers are entitled to receive certain benefits if their employment were terminated under various scenarios. The circumstances and amounts that would be received are displayed and described in the chart, below, and are provided by the terms of each Named Executive Officer’s employment agreement.

    Receipt of any severance and benefits is conditioned on the Named Executive Officer signing a release and waiver of claims in a form satisfactory to Tempur-Pedic International or Tempur-International Limited, as applicable. No Named Executive Officers are entitled to gross-ups associated with taxes owed on Change in Control payments or taxes due to Section 280G of the Code.  By the terms of their employment agreements  our executive officers are prohibited from disclosing certain confidential information and trade secrets, soliciting any employee for one or, for Mr. Sarvary, two years following termination of their employment and working with or for any competing companies during their employment and for one or, for Mr. Sarvary, two years thereafter.

    Tempur-Pedic International has entered into agreements and adopted plans that require us to provide compensation and/or other benefits to each Named Executive Officer in the event of that executive’s termination of employment under certain circumstances. The table below sets forth the amounts payable to each Named Executive Officer assuming the executive officer’s employment had terminated under various scenarios on December 31, 2010 (the last business day of fiscal 2010).

    Except as otherwise expressly indicated, the amounts set forth in the table below do not represent the actual sums a Named Executive Officer would receive if his employment were terminated or there were a change of control of Tempur-Pedic International. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that the Named Executive Officers who were employed by Tempur-Pedic International or any of its subsidiaries on December 31, 2010 would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the Named Executive Officers, the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 31, 2010. Payments which Tempur-Pedic International may make in the future upon an employee’s termination of employment or upon a change of control of Tempur-Pedic International will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of our benefit plans and agreements as of December 31, 2010.

					Termination
		Termination	Employee	Termination	Due to		Change of
		By Company	Resignation	By Company	Death or	Change of	Control and
		Without Cause	For Good Reason	For Cause	Disability	Control	Termination
Named Executive Officer	Benefits and Payments	($) (1)	($) (1)	($)	($) (1)	($)	($) (2)
Mark Sarvary	Cash Severance (3)	$2,228,542	$2,228,542	$—	$750,000	$—	$—
	Bonus Payment (4)	750,000	750,000	—	750,000	—	—
	Acceleration of equity awards (5)	603,000	603,000	—	603,000	—	603,000
	Health and Welfare Continuation (6)	21,458	21,458	—	—	—	—
Dale E. Williams	Cash Severance (7)	340,000	340,000	—	—	—	—
	Bonus Payment (4)	187,000	187,000	—	187,000	—	—
	Acceleration of equity awards (8)	—	—	—	—	289,219	203,250
	Health and Welfare Continuation (6)	11,028	11,028	—	—	—	—
Richard W. Anderson	Cash Severance (7)	328,000	328,000	—	—	—	—
	Bonus Payment (4)	180,400	180,400	—	180,400	—	—
	Acceleration of equity awards (9)	—	—	—	—	148,281	360,875
	Health and Welfare Continuation (6)	10,729	10,729	—	—	—	—
Matthew D. Clift	Cash Severance (7)	360,000	360,000	—	—	—	—
	Bonus Payment (4)	198,000	198,000	—	198,000	—	—
	Acceleration of equity awards (10)	—	—	—	—	—	220,125
	Health and Welfare Continuation (6)	9,430	9,430	—	—	—	—
David Montgomery	Cash Severance (11)	375,865	375,865	—	See FN 12	—	—
	Bonus Payment	—	—	—	—	—	—
	Acceleration of equity awards (13)	—	—	—	—	327,578	203,250
	Health and Welfare Continuation	—	—	—	—	—	—
	Pension Benefits (14)	48,628	48,628	—	—	—	—
	Car Allowance (15)	13,703	13,703	—	—	—	—

(1)	Excludes amounts for both unpaid, earned salary and for accrued, unused vacation.
(2)
The executive officers’ employment agreements do not provide for any payments solely due to a change in control of Tempur-Pedic International or Tempur-International Limited, as applicable. To the extent equity award agreements trigger acceleration of vesting of awards, such accelerations are noted in the column and the specific details are described in separate footnotes. To the extent a termination of employment occurs in connection with a change in control, any severance or bonus payments would only be made to the extent the termination qualified as a termination by the Company without cause or as a resignation by the employee for good reason, and such payments are described in the appropriate column in the table.

(3)
For Mr. Sarvary, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes two years of base salary reduced by benefit continuation payments and a lump sum amount equal to the pro-rata portion of base salary. Upon Termination as a result of Death or Disability, Mr. Sarvary will receive a lump sum payment equal to the pro-rata portion of base salary.

(4)
Bonus is calculated at target and represents the pro-rata portion of the performance bonus with respect to the bonus year in which the termination or death/disability occurs. Refer to “Compensation Discussion and Analysis – Compensation Components – Annual Incentive Bonus” for a discussion of each Named Executive Officer’s Target bonus.

(5)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Sarvary’s stock option agreement dated June 30, 2008 provides that if he is terminated without cause, resigns for good reason, is terminated as a result of death or disability or is terminated upon Tempur-Pedic International’s election not to renew his employment agreement, his next installment of 225,000 unvested options as of the date preceding his termination will accelerate. In the event of a change in control, if Mr. Sarvary is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his next installment of 225,000 unvested options will accelerate as of the date preceding his termination.

(6)
For Mr. Sarvary, the continuation of welfare benefits will continue for a period of two years. For all other Named Eexecutive Officer’s (except for Mr. Montgomery) the continuation of welfare benefits is for a period of twelve months.

(7)
For Messrs. Williams, Clift and Anderson, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason represents twelve months of base salary.

(8)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Williams’ stock option agreement dated June 28, 2006 provides that if a change in control occurs, fifty percent of his unvested options will vest upon the date of the change in control. Mr. William’s stock option agreements dated May 15, 2008 and February 27, 2009 provide that if he is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his next installment of unvested options will accelerate as of the date preceding his termination. The option agreements dated May 15, 2008 and February 27, 2009 do not accelerate vesting if only a change in control occurs.

(9)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Anderson’s stock option agreements dated July 18, 2006 and December 21, 2006 provide that if a change in control occurs, fifty percent of his unvested options will vest upon the date of the change in control. Mr. Anderson’s stock option agreements dated January 29, 2008, May 15, 2008 and February 27, 2009 provides that if he is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his next installment of unvested options will accelerate as of the date preceding his termination. The option agreements dated January 29, 2008, May 15, 2008 and February 27, 2009 do not accelerate vesting if only a change in control occurs.

(10)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Clift’s stock option agreements dated May 15, 2008 and February 27, 2009 provides that if he is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his next installment of unvested options will accelerate as of the date preceding his termination.

(11)
For Mr. Montgomery, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes a lump sum payment equal to one year of base salary.

(12)
For death while in service to the Company, insurance coverage exists which will provide for four (4) times base salary paid in a lump sum, of which the payout as of December 31, 2010 would have been $1,484,266: this benefit is available to all other employees who work in the United Kingdom (UK) at three (3) times base salary. In addition, a widow’s benefit insurance contract exists that pays up to an amount of 25% of base salary until normal retirement age of 65; the payout for this component would have been $1,391,499 as of December 31, 2010. The widow’s benefit is only available to Mr. Montgomery. For critical illness, insurance coverage exists which will provide for four times base salary at the time of the illness or injury preventing him from future service, the payout as of December 31, 2010, would have been $1,484,266; this benefit is available to all other members of the management team in the UK at three (3) times base salary. In the case of long term disability, permanent health insurance coverage will be provided equal to 55% of salary until normal retirement age; the payout for this component is also covered by an insurance contract and would have been $3,061,298 as of December 31, 2010. The permanent health insurance coverage benefit is only available to Mr. Montgomery.

(13)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Montgomery’s stock option agreement dated June 28, 2006 provides that if a change in control occurs, fifty percent of his unvested options will vest upon the date of the change in control. Mr. Montgomery’s stock option agreements dated May 15, 2008 and February 27, 2009 provides that if he is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his next installment of unvested options will accelerate as of the date preceding his termination. The option agreements dated May 15, 2008 and February 27, 2009 do not accelerate vesting if only a change in control occurs.

(14)
For Mr. Montgomery, the amount presented under Pension benefits for Termination by Company without Cause and for Employee Resignation for Good Reason includes continuation of pension benefits for a period of twelve months.

(15)	For Mr. Montgomery, the amount presented under Car allowance benefits for Termination by Company without Cause and for Employee Termination for Good Reason includes continuation of car allowance benefits for a period of twelve months.

DIRECTOR COMPENSATION

The following table sets forth the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s non-employee directors during the year ended December 31, 2010.

	Fees Earned or
Name	Paid in Cash ($) (1)	Option Awards ($)(4)		Stock Awards ($)(4)		Total ($)
Evelyn S. Dilsaver	$58,500	$40,000	(2)	$40,000	(3)	$138,500
Frank Doyle	86,900	40,000	(2)	40,000	(3)	166,900
John A. Heil	54,500	40,000	(2)	40,000	(3)	134,500
Peter K. Hoffman	77,400	40,000	(2)	40,000	(3)	157,400
Sir Paul Judge	69,600	40,000	(2)	40,000	(3)	149,600
Nancy F. Koehn	67,400	40,000	(2)	40,000	(3)	147,400
Christopher A. Masto	52,000	40,000	(2)	40,000	(3)	132,000
P. Andrews McLane	82,000	70,000	(2)	70,000	(3)	222,000
Robert B. Trussell, Jr.	49,500	40,000	(2)	40,000	(3)	129,500

(1)
Director compensation is based on the Board year, which is the period from one annual meeting to the next annual meeting. The amounts shown are pro-rated for fiscal year 2010, and do not represent the amounts each director will earn from the 2010 Annual Meeting until the 2011 Annual Meeting.

(2)
Stock option grants were made on May 4, 2010 at an exercise price of $33.33 and a fair value of $15.12 per share. The option awards vest in four equal increments at the end of July 2010, October 2010, January 2011 and April 2011. Vesting of each option award is subject to the applicable grant recipient being a member of the Board or serving as Non-executive Chair of the Board, as of the applicable vesting date.

(3)
Deferred Stock Unit (DSUs) grants were made on May 4, 2010 at a fair value of $33.33. The stock awards vest in four equal increments at the end of July 2010, October 2010, January 2011 and April 2011. Vesting of each stock award is subject to the applicable grant recipient being a member of the Board or applicable Committee as of the applicable vesting date. All DSUs which become vested shall be paid on the third anniversary date of the Grant Date applicable to each DSU.

(4)	For stock awards and stock options granted, the value set forth is the grant date fair value, in accordance with FASB ASC 718. See the Company’s Annual Report for the year ended December 31, 2010 for a complete description of the valuations. The following table sets forth the aggregate number of option awards and stock awards outstanding for each director as of December 31, 2010:

	Aggregate Option Awards	Aggregate Stock Awards
	Outstanding	Outstanding
	as of	as of
Name	December 31, 2010	December 31, 2010
Evelyn S. Dilsaver	11,485	1,200
Frank Doyle	98,244	1,200
John A. Heil	35,444	1,200
Peter K. Hoffman	80,294	1,200
Sir Paul Judge	8,319	1,200
Nancy F. Koehn	116,494	1,200
Christopher A. Masto	59,844	1,200
P. Andrews McLane	4,627	2,100
Robert B. Trussell, Jr.	56,244	1,200

  Annual Retainers

    The Company’s non-employee directors receive the following annual compensation for their service on the Board of Directors:

Annual Retainer:	$55,000, payable in equal quarterly installments.

Annual Equity Award Grant:	An annual equity award targeted at $80,000, representing equal grants of options and DSUs.
Annual Non-executive Chairman of the Board Retainer:	$25,000 cash retainer and a supplemental equity award targeted at $60,000, representing equal grants of options and DSUs.

Annual Committee Chair Retainer:
  Audit Committee Chair receives a cash retainer of $18,000.
  Compensation Committee Chair receives a cash retainer of $10,000.
  Nominating and Governance Committee Chair receives a cash retainder of $5,000.

Committee Member Retainers:
  Each Audit Committee member receives a cash retainer of $18,000.
  Each Compensation Committee member receives a cash retainer of $10,000.
  Each Nominating and Governance Committee member receives a cash retainer of $5,000.

Expense Reimbursements:	Reimbursement of reasonable expenses incurred in attending meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Exchange Act requires that Tempur-Pedic International’s executive officers, directors, and persons who own more than 5% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on a review of the copies of reports furnished to us, Tempur-Pedic International believes that during the year ended December 31, 2010, its executive officers, directors, and greater than 5% stockholders complied with all Section 16(a) filing requirements.

Certain Relationships and Related Transactions

    Registration Rights Agreement

    On November 1, 2002, Tempur-Pedic International and certain of our stockholders entered into a registration rights agreement. Under this agreement, holders of 10% of Tempur-Pedic International’s registrable securities, as defined in the registration rights agreement and certain stockholders who held notes with an aggregate unpaid principal balance of $15.0 million have the right, subject to certain conditions, to require Tempur-Pedic International to register any or all of their shares under the Securities Act at Tempur-Pedic International’s expense. In addition, all holders of registrable securities are entitled to request the inclusion of any of their shares in any registration statement at Tempur-Pedic International’s expense whenever we propose to register any of our securities under the Securities Act. In connection with all such registrations, Tempur-Pedic International has agreed to indemnify all holders of registrable securities against certain liabilities, including liabilities under the Securities Act. All holders requesting or joining in a registration have agreed to indemnify Tempur-Pedic International against certain liabilities.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT AUDITORS

    We are asking stockholders to ratify the appointment of Ernst & Young LLP as Tempur-Pedic International’s independent auditors for the year ending December 31, 2011. Ernst & Young became the independent auditors for Tempur-Pedic International after Tempur-Pedic International acquired Tempur World, Inc. in 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

VOTE REQUIRED

    The affirmative vote of a majority of the shares of common stock present or represented and voting at the Annual Meeting is required to ratify such appointment.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS TEMPUR-PEDIC INTERNATIONAL’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2011.

Fees for Independent Auditors During the Years Ended December 31, 2010 and 2009

    The aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2009 and December 31, 2010 were approximately as follows (amounts represent fees billed, in thousands):

	2009	2010
Audit fees(1)	$1,565	$1,631
Audit-related fees(2)	216	131
Tax fees(3)	193	420
All other fees	—	—
Total	$1,974	$2,182

(1)
Audit fees billed for 2009 and 2010 were related to services provided in connection with the audit of our financial statements, management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting as of and for the years ended December 31, 2009 and December 31, 2010, the statutory audits of certain international subsidiaries and the reviews of our quarterly financial statements.

(2)	Audit-related fees include fees for services related to consultation on accounting standards or transactions.
(3)	Tax fees include fees for tax compliance, tax advice and tax planning.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

    The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor.

    On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The projects and categories of service are as follows:

    Audit —Annual audit fees relate to services rendered in connection with the audit of Tempur-Pedic International’s consolidated financial statements and the quarterly reviews of financial statements included in Tempur-Pedic International’s quarterly report on Form 10-Q and registration statements filed with the SEC.

    Audit Related Services —Audit related services include fees for services related to consultation on accounting standards or transactions, statutory audits, and business acquisitions.

    Tax —Tax services include fees for tax compliance, tax advice, and tax planning.

             Other Services —Other services are pre-approved on an engagement-by-engagement basis.

    During the last two years ended December 31, 2010 and 2009, the Audit Committee approved 100% of the Audit Related Service and 100% of the Tax services.

AUDIT COMMITTEE REPORT

    The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur-Pedic International specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

    The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight with respect to the Company’s accounting and financial reporting functions, internal and external audit functions, and system of internal controls regarding financial matters and legal, ethical and regulatory compliance. The Audit Committee is composed of five directors, Frank Doyle, Evelyn S. Dilsaver, Peter K. Hoffman, Sir Paul Judge and Nancy F. Koehn, each of whom the Board of Directors has determined is “independent” as defined in the applicable rules of the New York Stock Exchange and the SEC. The Board of Directors has also determined that Mr. Doyle, Ms. Dilsaver and Sir Paul Judge are “audit committee financial experts” as defined under the applicable rules of the Securities and Exchange Commission.  The charter of the Audit Committee is available on Tempur-Pedic International’s website at http://investor.tempurpedic.com/ under the caption “Corporate Governance.”

    Management is responsible for the Company’s internal controls and financial reporting processes. Ernst & Young LLP, the Company’s independent certified public accountants, is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

    In connection with its responsibilities, the Audit Committee met on thirteen occasions during 2010, either in person or via teleconference. These meetings involved representatives of management, internal auditors and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed with management, internal auditors and the independent accountants the audited consolidated financial statements. The Audit Committee has also discussed with internal auditors and the independent accountants, with and without management present, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee has discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended and as adopted by the PCAOB in Rule 3200T. The Audit Committee received from the Company’s independent accountants written disclosures required by the applicable standards of the Public Company Accounting Oversight Board and the Audit Committee has discussed with the independent accountants that firm’s independence.

    Based upon the Audit Committee’s discussions with management, internal auditors and the independent accountants, and the Audit Committee’s review of the audited consolidated financial statements, evaluations of the Company’s internal controls, and the representations of management, internal auditors and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

Submitted by,

AUDIT COMMITTEE:
Frank Doyle (Chair)
Evelyn S. Dilsaver
Peter K. Hoffman
Sir Paul Judge
Nancy F. Koehn

PROPOSAL THREE

ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

    The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules.

    As described in detail under the heading “Executive Compensation and Related Information – Compensation Discussion and Analysis,” above, our executive compensation programs are designed to attract, motivate, and retain our management talent, including the Named Executive Officers and to reward them for strong Company performance and successful execution of our key business plans and strategies.  Under these programs, our Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals and the realization of increased stockholder value.  The Compensation Committee of the Board of Directors regularly reviews the Company’s compensation programs to confirm that they are achieving these goals.  Please read the “Compensation Discussion and Analysis,” above, for additional details about our executive compensation programs, including information about the compensation of our Named Executive Officers in 2010.

    We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices as described in this proxy statement.  Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

    “RESOLVED, that the compensation paid to the company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

VOTE REQUIRED

    The affirmative vote of the majority of shares present and entitled to vote on the proposal will be required to approve Proposal Three. The say-on-pay vote is advisory, and therefore not binding on Tempur-Pedic International, its Compensation Committee or Board of Directors.  The Board of Directors and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.

PROPOSAL FOUR

ADVISORY VOTE ON THE FREQUENCY OF FUTURE
EXECUTIVE COMPENSATION VOTES

    The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal Three, above.  You may vote on whether the “say-on-pay” vote should be included in the Company’s proxy statement every 1, 2 or 3 years, or you may abstain from voting on the matter.

    After careful consideration of this Proposal, our Board of Directors has concluded that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and the Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

    In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement each year.  Additionally, an annual advisory vote on executive compensation is consistent with our policy of providing timely, transparent information on corporate governance matters and our executive compensation philosophy, policies and practices.  We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.

VOTE REQUIRED

    The frequency (every 1, 2 or 3 years) that receives the highest number of votes will be deemed to be the choice of the stockholders.  The Board will carefully consider the stockholder vote on this matter.  However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option chosen most frequently by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION VOTES.

OTHER INFORMATION

Stockholder Proposals For 2012 Proxy Statement

    To be considered for inclusion in our proxy statement for the 2012 annual meeting, stockholder proposals must be submitted in writing and received by us no later than 5:00 p.m., local time, on November 17, 2011, at the following address:

Corporate Secretary Tempur-Pedic International Inc. 1713 Jaggie Fox Way Lexington, Kentucky 40511

    In addition, a stockholder may bring business before the annual meeting, other than a proposal included in the proxy statement, or may submit nominations for directors, if the stockholder complies with the requirements specified in Article II, Section 2.12 of Tempur-Pedic International’s By-laws.  The requirements include:
  providing written notice that is received by Tempur-Pedic International’s Corporate Secretary between November 28, 2011 and December 28, 2011 (subject to adjustment if the date of the 2011 annual meeting is moved by more than 30 days, or delayed by more than 60 days, from the first anniversary date of the 2011 annual meeting, as provided in Article II, Section 2.12 of the By-laws); and
  supplying the additional information listed in Article II, Section 2.12 of the By-laws.

Annual Report on Form 10-K

    Our Annual Report on Form 10-K for the year ended December 31, 2010 is available without charge to each stockholder, upon written request to the Corporate Secretary of Tempur-Pedic International at our principal executive offices at 1713 Jaggie Fox Way, Lexington, Kentucky 40511 and is also available at on our website at http://investor.tempurpedic.com/ under the caption “SEC Filings.”

Stockholders Sharing an Address

    Only one copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials is being delivered to multiple security holders sharing an address unless we have received instructions to the contrary from one or more of the stockholders.

    We will deliver promptly upon written or oral request a separate copy our Annual Report on Form 10-K, the Proxy Statement or  Notice of Internet Availability of Proxy Materials to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one, you may write the Corporate Secretary of Tempur-Pedic International at our principal executive offices at 1713 Jaggie Fox Way, Lexington, Kentucky 40511 or call or call the Corporate Secretary of Tempur-Pedic International at (800) 878-8889.

Cost of Solicitation

    Tempur-Pedic International will pay the costs of soliciting proxies from stockholders. Directors, executive officers, and regular employees may solicit proxies, either personally or by telephone, on behalf of Tempur-Pedic International, without additional compensation, other than the time expended and telephone charges in making such solicitations.

Other Matters

    The Board of Directors knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors,

LOU H. JONES
Executive Vice President, General Counsel and Secretary

Lexington, Kentucky
March 16, 2011

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M.
Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
TEMPUR-PEDIC INTERNATIONAL, INC.
1713 JAGGIE FOX WAY	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
LEXINGTON, KY 40511	If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and the follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

TEMPUR-PEDIC INTERNATIONAL INC.
Annual Meeting of Stockholders
April 26, 2011 10:00 AM
This proxy is solicited by the Board of Directors
The undersigned stockholder of TEMPUR-PEDIC INTERNATIONAL INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 16, 2011, and hereby appoints Bhaskar Rao and Dale E. Williams, each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders of Tempur-Pedic International Inc. to be held at 10:00 a.m., local time, on April 26, 2011 at the offices of Bingham McCutchen LLP, 13th Floor, One Federal Street, Boston, Massachusetts 02110 and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the Annual Meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Corporate Secretary of Tempur-Pedic International prior to the meeting or by filing with the Corporate Secretary of Tempur-Pedic International prior to the meeting at a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Corporate Secretary of Tempur-Pedic International on a form provided at the Annual Meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Tempur-Pedic International called for April 26, 2011 and the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2010 prior to the signing of this proxy.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, FOR THE ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS, FOR ONE YEAR AS THE FREQUENCY FOR HOLDING FUTURE EXECUTIVE COMPENSATION VOTES AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. (IMPORTANT - PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE OF THIS CARD)

The Board of Directors recommends you vote FOR the following proposals:

1.	ELECTION OF DIRECTORS
For/Against/Abstain
	Nominees:	1a. Evelyn S. Dilsaver	☐ ☐ ☐
		1b. Frank Doyle	☐ ☐ ☐
		1c. John A. Heil	☐ ☐ ☐
		1d. Peter K. Hoffman	☐ ☐ ☐
		1e. Sir Paul Judge	☐ ☐ ☐
		1f. Nancy F. Koehn	☐ ☐ ☐
		1g. Christopher A. Masto	☐ ☐ ☐
		1h. P. Andrews McLane	☐ ☐ ☐
		1i. Mark Sarvary	☐ ☐ ☐
		1j. Robert B. Trussell, Jr.	☐ ☐ ☐

2.	RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3.	AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:

4.	AN ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION VOTES

	ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
	☐	☐	☐	☐
This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Corporate Secretary of Tempur-Pedic International prior to the meeting or by filing with the Corporate Secretary of Tempur-Pedic International prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Corporate Secretary of Tempur-Pedic International on a form provided at the Annual Meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Tempur-Pedic International called for April 26, 2011 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

Signature	Date

Signature (Joint Owners)	Date

Please sign exactly as your name(s) appears(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please sign full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.